Exhibit 99.1

HARRAH’S ENTERTAINMENT, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Harrah’s Entertainment, Inc.

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Harrah’s Entertainment, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the consolidated financial statement schedule listed in the Index at Item 21. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harrah’s Entertainment, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 11 to the Consolidated Financial Statements, the Company changed its method of accounting for uncertainty in income taxes to conform to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, in 2007. As discussed in Notes 1 and 15 to the Consolidated Financial Statements, the Company changed its method of accounting for stock-based employee compensation costs to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, in 2006.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

February 29, 2008

(October 29, 2008 as to Note 17)

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$710.0	$799.6
Receivables, less allowance for doubtful accounts of $126.2 and $94.7	476.4	429.6
Deferred income taxes (Note 11)	200.0	143.6
Income tax receivable	5.0	28.5
Prepayments and other	216.2	166.5
Inventories	70.3	63.0

Total current assets	1,677.9	1,630.8

Land, buildings, riverboats and equipment
Land and land improvements	5,392.8	4,821.5
Buildings, riverboats and improvements	9,270.7	8,165.6
Furniture, fixtures and equipment	3,186.6	2,993.1
Construction in progress	903.4	764.7

	18,753.5	16,744.9
Less: accumulated depreciation	(3,182.0)	(2,723.9)

	15,571.5	14,021.0
Assets held for sale (Note 4)	4.5	387.3
Goodwill (Notes 2 and 5)	3,553.6	3,689.4
Intangible assets (Notes 2 and 5)	2,039.5	2,044.5
Investments in and advances to nonconsolidated affiliates (Note 16)	18.6	25.9
Deferred costs and other	492.1	486.0

	$23,357.7	$22,284.9

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$442.0	$465.0
Accrued expenses (Note 7)	1,351.2	1,324.8
Current portion of long-term debt (Note 8)	10.8	451.2

Total current liabilities	1,804.0	2,241.0
Liabilities held for sale (Note 4)	0.6	0.6
Long-term debt (Note 8)	12,429.6	11,638.7
Deferred credits and other	464.8	384.2
Deferred income taxes (Note 11)	1,979.6	1,896.9

	16,678.6	16,161.4

Minority interests	52.2	52.4

Stockholders’ equity (Notes 6, 8, 15 and 16)
Common stock, $0.10 par value, authorized—720,000,000 shares, outstanding-188,778,819 and 186,146,738 shares (net of 36,033,752 and 35,735,329 shares held in treasury)	18.9	18.6
Capital surplus	5,395.4	5,148.2
Retained earnings	1,197.2	907.1
Accumulated other comprehensive income/(loss)	15.4	(2.8)

	6,626.9	6,071.1

	$23,357.7	$22,284.9

See accompanying Notes to Consolidated Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	Year Ended December 31,
	2007	2006	2005
Revenues
Casino	$8,831.0	$7,868.6	$5,966.5
Food and beverage	1,698.8	1,577.7	1,086.7
Rooms	1,353.6	1,240.7	786.2
Management fees	81.5	89.1	75.6
Other	695.9	611.0	424.7
Less: casino promotional allowances	(1,835.6)	(1,713.2)	(1,329.7)

Net revenues	10,825.2	9,673.9	7,010.0

Operating expenses
Direct
Casino	4,595.2	3,902.6	2,984.6
Food and beverage	716.5	697.6	482.3
Rooms	266.3	256.6	151.5
Property general, administrative and other	2,421.7	2,206.8	1,464.4
Depreciation and amortization	817.2	667.9	485.7
Write-downs, reserves and recoveries (Note 10)	109.7	83.3	194.7
Project opening costs	25.5	20.9	16.4
Corporate expense	138.1	177.5	97.7
Merger and integration costs	13.4	37.0	55.0
Income on interests in nonconsolidated affiliates (Note 16)	(3.9)	(3.6)	(1.2)
Amortization of intangible assets (Note 5)	73.5	70.7	49.9

Total operating expenses	9,173.2	8,117.3	5,981.0

Income from operations	1,652.0	1,556.6	1,029.0
Interest expense, net of interest capitalized (Note 12)	(800.8)	(670.5)	(479.6)
Losses on early extinguishments of debt (Note 8)	(2.0)	(62.0)	(3.3)
Other income, including interest income	43.3	10.7	8.0

Income from continuing operations before income taxes and minority interests	892.5	834.8	554.1
Provision for income taxes (Note 11)	(350.1)	(295.6)	(225.9)
Minority interests	(15.2)	(15.3)	(11.9)

Income from continuing operations	527.2	523.9	316.3

Discontinued operations (Note 4)
Income from discontinued operations (including gain on disposal of $119.6 in 2005)	145.4	16.4	16.6
Provision for income taxes	(53.2)	(4.5)	(96.5)

Income/(loss) from discontinued operations	92.2	11.9	(79.9)

Net income	$619.4	$535.8	$236.4

Earnings per share—basic
Income from continuing operations	$2.83	$2.85	$2.14
Discontinued operations, net	0.50	0.06	(0.54)

Net income	$3.33	$2.91	$1.60

Earnings per share—diluted
Income from continuing operations	$2.77	$2.79	$2.10
Discontinued operations, net	0.48	0.06	(0.53)

Net income	$3.25	$2.85	$1.57

Dividends declared per share	$1.60	$1.53	$1.39

Weighted average common shares outstanding	186.3	184.0	148.0
Additional shares based on average market price for period applicable to:
Restricted stock	0.2	0.8	0.5
Stock options	2.4	2.1	1.5
Stock appreciation rights	0.2	—	—
Convertible debt	1.5	1.1	0.2

Weighted average common and common equivalent shares outstanding	190.6	188.0	150.2

See accompanying Notes to Consolidated Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(In millions)

(Notes 6, 8, 15 and 16)

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Deferred Compensation Related to Restricted Stock	Total	Comprehensive Income
	Shares Outstanding	Amount
Balance—December 31, 2004	112.7	$11.3	$1,394.5	$638.4	$1.0	$(10.0)	$2,035.2
Net income				236.4			236.4	$236.4
Net loss on derivative instruments qualifying as cash flow hedges, net of tax benefit of $3.4					(6.3)		(6.3)	(6.3)
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.2					0.4		0.4	0.4
Foreign currency translation adjustments, net of tax benefit of $0.2					(0.4)		(0.4)	(0.4)
Cash dividends				(208.2)			(208.2)
Net shares issued in acquisition of Caesars	67.9	6.8	3,302.7				3,309.5
Market value of conversion option on convertible debt, net of tax provision of $38.3			70.4				70.4
Net shares issued under incentive compensation plans, including income tax benefit of $29.9	3.2	0.3	240.8	(12.2)		(0.8)	228.1

2005 Comprehensive Income								$230.1

Balance—December 31, 2005	183.8	18.4	5,008.4	654.4	(5.3)	(10.8)	5,665.1
Reclassification of deferred compensation to Capital Surplus			(10.8)			10.8
Net income				535.8			535.8	$535.8
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.3					0.6		0.6	0.6
Foreign currency translation adjustments, net of tax provision of $1.0					1.9		1.9	1.9
Cash dividends				(282.7)			(282.7)
Net shares issued under incentive compensation plans, including share-based compensation expense of $52.8 and income tax benefit of $23.0	2.3	0.2	150.6	(0.4)			150.4

2006 Comprehensive Income								$538.3

Balance—December 31, 2006	186.1	18.6	5,148.2	907.1	(2.8)	—	6,071.1
Net income				619.4			619.4	$619.4
Pension adjustment related to London Clubs International, net of tax benefit of $0.8					(1.8)		(1.8)	(1.8)
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax provision of $0.3					0.6		0.6	0.6
Foreign currency translation adjustments, net of tax provision of $15.5					19.4		19.4	19.4
Cash dividends				(299.2)			(299.2)
Adjustment for initial adoption of FIN 48				(12.3)			(12.3)
Net shares issued under incentive compensation plans, including share-based compensation expense of $53.0 and income tax benefit of $47.7	2.7	0.3	247.2	(17.8)			229.7

2007 Comprehensive Income								$637.6

Balance—December 31, 2007	188.8	$18.9	$5,395.4	$1,197.2	$15.4	$—	$6,626.9

See accompanying Notes to Consolidated Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Note 12)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$619.4	$535.8	$236.4
Adjustments to reconcile net income to cash flows from operating activities:
Income from discontinued operations, before income taxes	(145.4)	(16.4)	(16.6)
Income from insurance claims for hurricane damage	(130.3)	—	—
Losses on early extinguishments of debt	2.0	62.0	3.3
Depreciation and amortization	905.8	711.4	523.0
Write-downs, reserves and recoveries	195.8	39.9	160.8
Deferred income taxes	(35.0)	73.7	(30.1)
Share-based compensation expense	53.0	52.8	—
Tax benefit from stock equity plans	1.8	1.7	29.9
Other noncash items	134.6	37.2	26.5
Minority interests’ share of net income	15.2	15.3	11.9
Income on interests in nonconsolidated affiliates	(3.9)	(3.6)	(1.2)
Net change in insurance receivables for hurricane damage	(0.7)	81.8	(87.3)
Insurance proceeds for hurricane losses from business interruption	119.1	—	—
Returns on investment in nonconsolidated affiliate	1.8	2.5	1.2
Net (gains)/losses from asset sales	(8.0)	(5.5)	14.6
Net change in long-term accounts	(45.1)	(35.4)	(80.5)
Net change in working capital accounts	(171.3)	(13.6)	(196.7)

Cash flows provided by operating activities	1,508.8	1,539.6	595.2

Cash flows from investing activities
Land, buildings, riverboats and equipment additions	(1,379.5)	(2,511.3)	(1,149.5)
Payments for businesses acquired, net of cash acquired	(584.3)	(562.5)	(1,942.5)
Insurance proceeds for hurricane losses for continuing operations	15.7	124.9	69.0
Insurance proceeds for hurricane losses for discontinued operations	13.4	174.7	32.1
Proceeds from other asset sales	99.6	47.1	37.0
Purchase of minority interest in subsidiary	(8.5)	(2.3)	—
Investments in and advances to nonconsolidated affiliates	(1.8)	(0.9)	(5.5)
Increase in construction payables	2.8	11.2	41.0
Proceeds from sales of discontinued operations	—	457.3	649.5
Proceeds from sale of long-term investments	—	49.4	2.7
Other	(81.0)	(31.3)	(22.9)

Cash flows used in investing activities	(1,923.6)	(2,243.7)	(2,289.1)

Cash flows from financing activities
Borrowings under lending agreements, net of financing costs of $6.4, $4.4 and $7.6	39,124.4	6,946.5	11,599.4
Repayments under lending agreements	(37,619.5)	(5,465.8)	(10,522.9)
Early extinguishments of debt	(120.1)	(1,195.0)	(690.5)
Scheduled debt retirements	(1,001.7)	(5.0)	(307.5)
Dividends paid	(299.2)	(282.7)	(208.2)
Proceeds from exercises of stock options	126.2	66.3	106.7
Excess tax benefit from stock equity plans	51.7	21.3	—
Minority interests’ distributions, net of contributions	(20.0)	(1.9)	(12.2)
Proceeds from issuance of senior notes, net of discount and issue costs of $-, $10.9 and $20.7	—	739.1	2,004.3
Premiums paid on early extinguishments of debt	—	(56.7)	(4.9)
Losses on derivative instruments	—	(2.6)	(7.9)
Other	(5.3)	1.3	(0.2)

Cash flows provided by financing activities	236.5	764.8	1,956.1

Cash flows from discontinued operations
Cash flows from operating activities	88.9	19.3	(3.7)
Cash flows from investing activities	(0.2)	(4.8)	(23.1)

Cash flows provided by/(used in) discontinued operations	88.7	14.5	(26.8)

Net (decrease)/increase in cash and cash equivalents	(89.6)	75.2	235.4
Cash and cash equivalents, beginning of year	799.6	724.4	489.0

Cash and cash equivalents, end of year	$710.0	$799.6	$724.4

See accompanying Notes to Consolidated Financial Statements.

HARRAH’S ENTERTAINMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In these footnotes, the words “Company,” “Harrah’s Entertainment,” “we,” “our” and “us” refer to Harrah’s Entertainment, Inc., a Delaware corporation, and its wholly owned subsidiaries, unless otherwise stated or the context requires otherwise.

Note 1—Summary of Significant Accounting Policies

BASIS OF PRESENTATION AND ORGANIZATION. As of December 31, 2007, we operated 50 casinos in six countries, primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States, including 31 land-based casinos, 12 riverboat or dockside casinos, one combination thoroughbred racetrack and casino, one combination greyhound racetrack and casino, one harness racetrack and casino, three managed casinos on Indian lands and one managed casino in Canada. We view each property as an operating segment and aggregate all operating segments into one reporting segment.

Certain of our properties were sold during some of the periods presented, and prior to their sales, assets and liabilities of these properties were classified in our Consolidated Balance Sheets as Assets/Liabilities held for sale, and their operating results through the dates of their sales were presented as discontinued operations, if appropriate. In addition to the completed sales, we also have announced plans to sell certain assets and liabilities of other properties that we have classified as Assets/Liabilities held for sale in our Consolidated Balance Sheets and, if appropriate, have included their results in discontinued operations. See Note 4 for further information regarding dispositions and planned sales.

ACQUISITION BY PRIVATE EQUITY FIRMS. On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG”) in an all cash transaction, hereinafter referred to as the “Acquisition,” valued at approximately $30.9 billion, including the assumption of $12.4 billion of debt and approximately $1.2 billion of acquisition costs. Holders of Harrah’s Entertainment stock received $90.00 in cash for each outstanding share of common stock. As a result of the Acquisition, the issued and outstanding shares of non-voting common stock and the non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo/TPG and certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo/TPG. As a result of the Acquisition, our stock is no longer publicly traded. (See Note 18.)

PRINCIPLES OF CONSOLIDATION. Our Consolidated Financial Statements include the accounts of Harrah’s Entertainment and its subsidiaries after elimination of all significant intercompany accounts and transactions.

CASH AND CASH EQUIVALENTS. Cash includes the minimum cash balances required to be maintained by state gaming commissions or local and state governments, which totaled approximately $25.4 million and $27.5 million at December 31, 2007 and 2006, respectively. Cash equivalents are highly liquid investments with an original maturity of less than three months and are stated at the lower of cost or market value.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves.

INVENTORIES. Inventories, which consist primarily of food, beverage, retail merchandise and operating supplies, are stated at average cost.

LAND, BUILDINGS, RIVERBOATS AND EQUIPMENT. Land, buildings, riverboats and equipment are stated at cost. Land includes land not currently identified for use in our operations, which totaled $113.3 million and $119.6 million at December 31, 2007 and 2006, respectively. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repairs cost as incurred. Gains or losses on the dispositions of land, buildings, riverboats or equipment are included in the determination of income. Interest expense is capitalized on internally constructed assets at our overall weighted average borrowing rate of interest. Capitalized interest amounted to $20.4 million, $24.3 million and $14.1 million in 2007, 2006 and 2005, respectively.

We depreciate our buildings, riverboats and equipment using the straight-line method over the shorter of the estimated useful life of the asset or the related lease term, as follows:

Buildings and improvements	10 to 40 years
Riverboats and barges	30 years
Furniture, fixtures and equipment	2 to 15 years

We review the carrying value of land, buildings, riverboats and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

GOODWILL AND OTHER INTANGIBLE ASSETS. We have approximately $5.6 billion in goodwill and other intangible assets on our balance sheet resulting from our acquisitions of other businesses. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” we perform an annual assessment of goodwill and intangible assets with indefinite lives for impairment during the fourth quarter of each year. (See Note 5.)

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flow analyses, quoted market prices and our own estimates. To the extent that the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired, such excess is allocated to goodwill. Intangible assets determined to have a finite life are amortized on a straight-line basis over the determined useful life of the asset. (See Note 5.)

UNAMORTIZED DEBT ISSUE COSTS. Debt discounts or premiums incurred in connection with the issuance of debt are capitalized and amortized to interest expense using the effective interest method. Debt issuance costs are amortized to interest expense based on the related debt agreements using the straight-line method, which approximates the effective interest method. Unamortized deferred financing charges are included in Deferred costs and other on our Consolidated Balance Sheets.

TOTAL REWARDS POINT LIABILITY PROGRAM. Our customer loyalty program, Total Rewards, offers incentives to customers who gamble at certain of our casinos throughout the United States. Under the program, customers are able to accumulate, or bank, Reward Credits over time that they may redeem at their discretion under the terms of the program. The Reward Credit balance will be forfeited if the customer does not earn a Reward Credit over the prior six-month period. As a result of the ability of the customer to bank the Reward Credits, we accrue the expense of Reward Credits, after consideration of estimated breakage, as they are earned. The value of the cost to provide Reward Credits is expensed as the Reward Credits are earned and is included in Casino expense on our Consolidated Statements of Income. To arrive at the estimated cost associated with Reward Credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which Reward Credits will be redeemed. We use historical data to assist in the determination of estimated accruals. At December 31, 2007 and 2006, $72.8 million and $76.6 million, respectively, was accrued for the cost of anticipated Total Rewards credit redemptions.

In addition to Reward Credits, customers at certain of our properties can earn points based on play that are redeemable in cash (“cash-back points”). In 2007, certain of our properties introduced a modification to the cash-back program whereby points are redeemable in playable credits at slot machines where, after one play-through, the credits can be cashed out. We accrue the cost of cash-back points and the modified program, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and included in Casino promotional allowances on our Consolidated Statements of Income. At December 31, 2007 and 2006, the liability related to outstanding cash-back points, which is based on historical redemption activity, was $16.9 million and $21.3 million, respectively.

SELF-INSURANCE ACCRUALS. We are self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. At December 31, 2007 and 2006, we had total self-insurance accruals reflected on our Consolidated Balance Sheets of $210.5 million and $193.8 million, respectively. In estimating those costs, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on consultants to assist in the determination of estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities. We continually monitor the potential for changes in estimates, evaluate our insurance accruals and adjust our recorded provisions.

TREASURY STOCK. The shares of Harrah’s Entertainment common stock were held in treasury at December 31, 2007 and 2006, are reflected in our Consolidated Balance Sheets and our Consolidated Statements of Stockholders’ Equity and Comprehensive Income as if those shares were retired.

REVENUE RECOGNITION. Casino revenues consist of net gaming wins. Food and beverage and rooms revenues include the aggregate amounts generated by those departments at all consolidated casinos and casino hotels.

Casino promotional allowances consist principally of the retail value of complimentary food and beverages, accommodations, admissions and entertainment provided to casino patrons. Also included is the value of coupons redeemed for cash at our properties. The estimated costs of providing such complimentary services, which we classify as casino expenses for continuing operations through interdepartmental allocations, were as follows:

(In millions)	2007	2006	2005
Food and beverage	$582.9	$544.0	$387.5
Rooms	192.3	168.0	121.6
Other	95.6	75.2	70.8

	$870.8	$787.2	$579.9

ADVERTISING. The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense for continuing operations was $294.9 million, $287.5 million and $203.4 million for the years 2007, 2006 and 2005, respectively.

STOCK-BASED EMPLOYEE COMPENSATION. Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” using the modified prospective application, and, therefore, results for prior periods have not been restated.

As a result of adopting SFAS No. 123(R), we recognized $53.0 million and $52.8 million for stock option and stock appreciation rights (“SARs”) expense in 2007 and 2006, respectively. In 2007, we began allocating a portion of the expense related to stock options and SARs to the applicable reporting segment, whereas, in 2006 that expense was included in Corporate expense in our Consolidated Statement of Income. For the year ended December 31, 2007, $10.3 million of the expense is included in Property general, administrative and other, and $42.7 million is included in Corporate expense. The total income tax benefit recognized for 2007 and 2006, was approximately $21.1 million and $20.4 million, respectively.

Prior to the adoption of SFAS No. 123(R), we accounted for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” under which no compensation expense was recorded as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share as if the Company had adopted SFAS No. 123(R) in the prior period. Had compensation expense for the stock option plans been determined in accordance with SFAS No. 123(R), total stock-based employee compensation expense, net of tax effects, would have been $31.7 million for the year ended December 31, 2005, and our pro forma Net income and Earnings per share for the indicated period would have been:

	2005
(In millions, except per share amounts)	As Reported	Pro Forma
Net income	$236.4	$204.7
Earnings per share
Basic	1.60	1.38
Diluted	1.57	1.32

The fair value of each option and SARs grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2007	2006	2005
Expected dividend yield	1.9%	2.4%	2.1%
Expected stock price volatility	25.1%	30.3%	32.9%
Risk-free interest rate	4.6%	5.0%	3.9%
Expected average life of options (years)	5	5	5

INCOME TAXES. We are subject to income taxes in the United States as well as various states and foreign jurisdictions in which we operate. We account for income taxes under SFAS No. 109, “Accounting for Income Taxes,” whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As indicated in Note 11, we have provided a valuation allowance on foreign tax credits, certain foreign and state net operating losses (“NOLs”), and other deferred foreign and state tax assets. U.S. tax rules require us to allocate a portion of our total interest expense to our foreign operations for purposes of determining allowable foreign tax credits. Consequently, this decrease to taxable income from foreign operations results in a diminution of the foreign taxes available as a tax credit.

Although we consistently generate taxable income on a consolidated basis, certain foreign and state NOLs and other deferred foreign and state tax assets were not deemed realizable because they are attributable to subsidiaries that are not expected to produce future taxable earnings. Other than these exceptions, we are unaware of any circumstances that would cause the remaining deferred tax assets to not be realizable.

We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. As a result of the implementation of FIN 48, we recognized an approximate $12 million reduction to the January 1, 2007, balance of retained earnings.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. As a large taxpayer, we are under continual audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. We are participating in the IRS’s Compliance Assurance Program for the 2007 tax year. This program accelerates the examination of key transactions with the goal of resolving any issues before the tax return is filed. Our 2004, 2005, and 2006 federal income tax returns are currently being examined by the IRS in a traditional audit process.

We also are subject to exam by various state and foreign tax authorities, although tax years prior to 2004 are generally closed as the statutes of limitations have lapsed. However, various subsidiaries are still being examined by the New Jersey Division of Taxation for tax years as far back as 1999.

We classify reserves for tax uncertainties within Accrued expenses and Deferred credits and other in our Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with FIN 48, reserve amounts relate to any uncertain tax position, as well as potential interest or penalties associated with those items.

EARNINGS PER SHARE. In accordance with the provisions of SFAS No. 128, “Earnings Per Share,” we compute our Basic earnings per share by dividing Net income by the number of Weighted average common shares outstanding during the year. Our Diluted earnings per share is computed by dividing Net income by the number of Weighted average common and common equivalent shares outstanding during the year. For each of the three years ended December 31, 2007, common equivalent shares included net restricted shares of 190,771, 789,776 and 539,844, respectively, and stock options outstanding of 2,358,826, 2,157,811 and 1,481,765, respectively, under our employee stock benefit plans. For the years ended December 31, 2007 and 2006, respectively, common equivalent shares also included 1,502,534 and 1,085,144 potential shares related to the conversion spread of our convertible debt. For the years ended December 31, 2007 and 2006, common equivalent shares also included 230,592 and 3,055 SARs, respectively. (See Note 15.)

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Our actual results could differ from those estimates.

Note 2—Acquisitions

In the three-year period ended December 31, 2007, we acquired two casino companies and two casinos in Las Vegas, Nevada. For each of these acquisitions, the purchase price is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flow analyses, quoted market prices and our own estimates. For each transaction, the allocation of the purchase price was, or will be, completed within one year from the date of the acquisition. To the extent that the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired, such excess is allocated to goodwill. Goodwill and intangible assets that are determined to have an indefinite life are not amortized.

The table below summarizes our acquisition transactions completed in the three-year period ending December 31, 2007.

Company	Date Acquired	Total Purchase Price(a)	Goodwill Assigned	Number of Casinos	Geographic Location
Bill’s Gamblin’ Hall & Saloon	February 2007	$371 million	$—	1	Las Vegas, Nevada
London Clubs	December 2006	$591 million	$322 million	10	United Kingdom(7)(b)
					Egypt(2)
					South Africa(1)(c)
Imperial Palace	December 2005	$373 million	$—	1	Las Vegas, Nevada
Caesars	June 2005	$9.3 billion	$2 billion	15	Atlantic City, New Jersey(2)
					Las Vegas, Nevada(4)
					Reno, Nevada(d)
					Laughlin, Nevada(d)
					Biloxi, Mississippi
					Gulfport, Mississippi(e)
					Tunica, Mississippi(2)
					Elizabeth, Indiana
					Punta del Este, Uruguay(f)
					Ontario, Canada(g)

(a)	Total purchase price includes the market value of debt assumed determined as of the acquisition date.
(b)	We have a 50% ownership interest in the company that owns 50 St. James Limited in London, and we manage the facility. Other properties in the United Kingdom are 100% owned. In addition to the ten properties acquired, four properties were under development in the United Kingdom at the time of the acquisition. Three of those properties are now open.
(c)	We have a 70% ownership interest in the company that owns Emerald Safari Resort, and we manage the facility.
(d)	Subsequently sold.
(e)	Closed due to hurricane damage in August 2005. Remaining assets sold.
(f)	We have an approximate 95% ownership interest in the company that owns Conrad Punta del Este and we manage the property.
(g)	We have a 50% interest in the company that manages Casino Windsor. The province of Ontario owns the complex.

BILL’S GAMBLIN’ HALL & SALOON. In February 2007, we exchanged certain real estate, acquired for $371.4 million, that we owned on the Las Vegas Strip for property formerly known as the Barbary Coast, located at the northeast corner of Flamingo Road and Las Vegas Boulevard, between Bally’s Las Vegas and Flamingo Las Vegas. We began operating the acquired property on March 1, 2007, as Bill’s Gamblin’ Hall & Saloon, and its results are included in our operating results from the date of its acquisition. For purposes of these financial statements, we have assumed that the excess of the purchase price over the net book value of the assets acquired is land costs. Values assigned to assets, including land, will be revised upon finalization of the purchase price allocation, which will be within one year of the acquisition.

LONDON CLUBS. In December 2006, we completed our acquisition of 100% of the ordinary shares of London Clubs for approximately $590.5 million, including acquisition costs, and assumed the entity’s debt of approximately $78.5 million. At the time of the acquisition, London Clubs owned or managed seven casinos in the United Kingdom, two in Egypt and one in South Africa. London Clubs currently owns and/or manages ten casinos in the United Kingdom, two in Egypt and one in South Africa and has one casino under development in the United Kingdom.

The results for London Clubs are included in our operating results subsequent to its acquisition. With the initial acquisition of 29.6% of the shares of London Clubs in November 2006, we accounted for our ownership interest on the equity basis. For the period subsequent to the acquisition of the remaining shares in December 2006, we consolidate their results. Results of London Clubs are consolidated into our financial results one month in arrears. London Clubs’ results were not material to our 2006 financial results.

The purchase price allocation for London Clubs was completed in 2007. The following table summarizes the values assigned to the assets acquired and liabilities assumed at the date of acquisition.

(In millions)
Current assets	$56.1
Land, buildings and equipment	153.7
Goodwill and other intangible assets	646.6

Total assets acquired	856.4

Current liabilities	64.5
Long-term debt	76.4
Other long-term liabilities	43.9
Deferred income tax	81.1

Liabilities assumed	265.9

Net assets acquired	$590.5

Of the approximate $325.0 million of acquired intangible assets, $304.1 million has been assigned to gaming rights that are not subject to amortization, and $20.9 million has been assigned to contract rights with a 6-12 year life that are subject to amortization.

The goodwill related to the London Clubs acquisition will not be deductible for tax purposes.

IMPERIAL PALACE HOTEL & CASINO. On December 23, 2005, we acquired the assets of the Imperial Palace Hotel & Casino (“Imperial Palace”) in Las Vegas, Nevada, for approximately $373.3 million, including acquisition costs. No debt was assumed in the transaction. The Imperial Palace occupies an 18.5 acre site on the Las Vegas Strip that is situated between Harrah’s Las Vegas and the Flamingo and is across the Strip from Caesars Palace. The results of Imperial Palace are included in our operating results subsequent to its acquisition on December 23, 2005.

The purchase price allocation for Imperial Palace was completed in fourth quarter 2006, and there were no material changes from the initial purchase price allocation.

CAESARS ENTERTAINMENT. On June 13, 2005, we completed our acquisition of 100 percent of the outstanding shares of Caesars. The aggregate estimated purchase price was approximately $9.3 billion, which consisted of $1.9 billion of cash, $3.3 billion of Harrah’s Entertainment’s common stock, assumption of Caesars debt with a fair value of approximately $4.0 billion (including value assigned to conversion rights of contingent convertible notes), assumption of employee stock grants valued at $98 million and acquisition costs of approximately $59 million. We issued approximately 67.9 million shares of our common stock, the fair value of which was based on a five-day average of the closing price two days before and two days after the terms of the acquisition were agreed to and announced.

The results of the Caesars properties are included with our operating results subsequent to their acquisition on June 13, 2005.

In May 2005, Caesars reached an agreement to sell the Reno Hilton, and that sale closed in June 2006. Also included in the Caesars acquisition were the Flamingo Laughlin Casino and a hotel in Halifax, Nova Scotia, that we determined to classify as Assets held for sale in our Consolidated Balance Sheets, along with Reno Hilton. We sold the Halifax hotel in November 2005 and Flamingo Laughlin in May 2006. No gains or losses were recorded on these sales.

Note 3—Hurricane Damaged Properties

Hurricanes Katrina and Rita hit the Gulf Coast in third quarter 2005 and caused significant damage to our assets in Biloxi and Gulfport, Mississippi, and New Orleans and Lake Charles, Louisiana. The current status of the impacted operations is as follows:

•	Our New Orleans property re-opened on February 17, 2006.

•

We sold the Gulfport assets in their “as is” condition during first quarter 2006. No gain or loss was recognized as a result of this disposition. We are retaining all insurance proceeds related to the Gulfport property.

•	Grand Casino Biloxi re-opened in August 2006 in a smaller facility.

•	We sold the two subsidiaries that owned our Lake Charles operations to another casino company in fourth quarter 2006. We are retaining all insurance proceeds related to the Lake Charles operations.

Insurance proceeds have exceeded the net book value of the impacted assets and costs and expenses that are expected to be reimbursed under our business interruption claims, and the excess is recorded as income in the line item, “Write-downs, reserves and recoveries,” for properties included in continuing operations and in the line item, “Income/(loss) from discontinued operations,” for properties included in discontinued operations. As of December 31, 2007, we have received approximately $849.5 million in advances and settlements from our insurance carriers related to the hurricane damaged properties, including those properties that were subsequently sold, and we have recorded $130.3 million and $10.2 million as of December 31, 2007 and 2006, respectively, for insurance proceeds included in Write-downs, reserves and recoveries and $141.6 million and $3.2 million, as of December 31, 2007 and 2006, respectively, for insurance proceeds included in Discontinued operations in our Consolidated Condensed Statements of Income. In February 2008, we entered into a settlement agreement with our insurance carriers related to claims associated with damages incurred from Hurricane Katrina in Mississippi. Pursuant to the settlement agreement, the insurance carriers agreed to pay us approximately $950.2 million to settle all outstanding claims associated with damages incurred from the hurricane, including all property damage and business interruption claims. Of the total settled amount, we had received approximately $612.0 million as of December 31, 2007. We received the remaining $338.2 million during the first quarter of 2008.

Note 4—Dispositions

The following properties were sold in the three-year period ended December 31, 2007.

HARRAH’S LAKE CHARLES. In first quarter 2006, we determined that Harrah’s Lake Charles should be classified as assets held for sale and discontinued operations. These assets were classified in Assets held for sale in our Consolidated Balance Sheets, and we ceased depreciating these assets. Results for Harrah’s Lake Charles, until its sale in November 2006, are presented as discontinued operations in each of the years presented. We reported a pretax gain of approximately $10.9 million on this sale in fourth quarter 2006.

RENO HILTON. Prior to our acquisition of Caesars, an agreement was reached to sell the Reno Hilton, and that sale closed in June 2006. Prior to its sale, Reno Hilton’s results are presented as discontinued operations. No depreciation was recorded subsequent to its acquisition, and no gain or loss was recorded on the sale.

FLAMINGO LAUGHLIN. Included in the Caesars acquisition was the Flamingo Laughlin Casino in Laughlin, Nevada, that we determined to classify as Assets/Liabilities held for sale in our 2005 Consolidated

Balance Sheet. Operating results for Flamingo Laughlin are presented as discontinued operations from its acquisition until its sale in May 2006, and no depreciation was recorded. No gain or loss was recorded on this sale.

GRAND GULFPORT. In March 2006, we sold the assets of Grand Casino Gulfport, which had been damaged in a hurricane in August 2005, in their “as is” condition (see Note 3), and those assets were included in Assets/Liabilities held for sale in our 2005 Consolidated Balance Sheet. Operating results for Grand Casino Gulfport are presented as discontinued operations until its sale. No gain or loss was recorded on this sale.

HALIFAX HOTEL. Included in the Caesars acquisition was a hotel in Halifax, Nova Scotia, that we determined as of the acquisition date to classify as Assets/Liabilities held for sale in our Consolidated Balance Sheet, and its operating results were presented as part of our discontinued operations. The hotel was sold in November 2005. No gain or loss was recorded on the sale.

HARRAH’S EAST CHICAGO AND HARRAH’S TUNICA. On April 26, 2005, we sold the assets and certain related liabilities of Harrah’s East Chicago and Harrah’s Tunica. Until their sale, Harrah’s East Chicago and Harrah’s Tunica were classified in Assets/Liabilities held for sale in our Consolidated Balance Sheets, and we ceased depreciating their assets in September 2004. Results for Harrah’s East Chicago and Harrah’s Tunica are presented as discontinued operations for all periods presented. We reported a pretax gain of approximately $119.6 million on the sale of these two properties in the second quarter of 2005.

SUMMARY FINANCIAL INFORMATION

Summary operating results for the discontinued operations reflect the results of Harrah’s Lake Charles through the date of its sale in November 2006, including the gain on the sale and insurance recoveries; the operating results of Reno Hilton, Flamingo Laughlin, Grand Casino Gulfport and a hotel in Halifax, Nova Scotia beginning June 13, 2005 through the dates of their sales in June 2006, May 2006, March 2006 and November 2005, respectively, including insurance recoveries related to Grand Casino Gulfport; and Harrah’s East Chicago and Harrah’s Tunica through the date of their sale in April 2005, including the gain on the sale. 2005 results for Grand Casino Gulfport and Harrah’s Lake Charles include the write-off of $115.5 million, after taxes, for the impairment of intangible assets.

(In millions)	2007	2006	2005
Net revenues	$0.2	$106.8	$401.1
Pretax income from discontinued operations	145.4	16.4	16.6
Discontinued operations, net of tax	92.2	11.9	(79.9)

Assets held for sale at December 31, 2007, primarily consists of non-operating land parcels.

Note 5—Goodwill and Other Intangible Assets

We account for our goodwill and other intangible assets in accordance with SFAS No. 142, which provides guidance regarding the recognition and measurement of intangible assets, eliminates the amortization of certain intangibles and requires assessments for impairment of intangible assets that are not subject to amortization at least annually.

We determine the fair value of a reporting unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization (“EBITDA”), or by using discounted cash flows, common measures used to value and buy or sell cash intensive businesses such as casinos. Based on our annual assessment for impairment as of September 30, 2007, we determined that, based on historical and projected performance, intangible assets at London Clubs and Horseshoe Southern Indiana (formerly Caesars Indiana) had been impaired, and we recorded impairment charges of $169.6 million in fourth quarter 2007. These charges are included Write-downs, reserves and recoveries in our 2007 Consolidated Statement of Income. At December 31, 2007, London Clubs and Horseshoe Southern Indiana (formerly Caesars Indiana) had intangible assets of $225.1 million and $193.4 million, respectively, that were not deemed to be impaired. The properties’ tangible assets were assessed for impairment applying the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and our analysis indicated that the carrying value of the tangible assets was not impaired.

Our annual assessment for impairment as of September 30, 2006, indicated that intangible assets at Harrah’s Louisiana Downs were impaired, and a charge of $20.7 million was recorded in fourth quarter 2006. At December 31, 2006, Harrah’s Louisiana Downs had $27.3 million of intangible assets that were not deemed to be impaired.

Our annual assessment for impairment as of September 30, 2005, indicated that the entire $49.9 million of goodwill associated with Harrah’s Louisiana Downs was impaired, and a charge was recorded in fourth quarter 2005. Due to hurricane damage to our business in Biloxi, Mississippi, in the fourth quarter of 2005, we also wrote off $88.7 million of goodwill and intangible assets that were assigned to that property in our purchase price allocation of the Caesars acquisition. These charges are included in Write-downs, reserves and recoveries in our 2005 Consolidated Statement of Income.

Our 2005 assessment for impairment also indicated that certain goodwill and intangible assets related to properties reported as part of our Discontinued operations were impaired. These charges related to goodwill acquired in our 2000 acquisition of a property in Lake Charles, Louisiana, and to our 2005 acquisition of a property in Gulfport, Mississippi, which was severely damaged by Hurricane Katrina in August 2005. Since our acquisition of the Lake Charles property, competition had intensified in the market and the operating performance was declining. As a result of the operating trends, compounded by the impact of hurricane damage in September 2005, calculations indicated that the entire $56.1 million of goodwill was impaired. This property had no other intangible assets. All of the goodwill and intangible assets related to Grand Casino Gulfport were deemed to be impaired, and a charge of $93.2 million was taken in fourth quarter 2005. Since Harrah’s Lake Charles and Grand Casino Gulfport are reported in our Discontinued operations, the write-off of goodwill and intangible assets for those properties of $115.5 million, after taxes, is included in Discontinued operations.

The following table sets forth changes in goodwill for the years ended December 31, 2006, and December 31, 2007.

(In millions)
Balance at December 31, 2005	$3,135.5
Additions or adjustments:
Acquisition of London Clubs	467.9
Finalization of purchase price allocation for Caesars	83.5
Adjustments for taxes related to acquisitions	2.5

Balance at December 31, 2006	3,689.4
Additions or adjustments:
Finalization of purchase price allocation for London Clubs	(146.3)
Foreign currency translation	17.0
Adjustments for taxes related to acquisitions	(14.9)
Purchase of additional interest in subsidiary	8.4

Balance at December 31, 2007	$3,553.6

The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets.

	December 31, 2007			December 31, 2006
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets:
Trademarks	$31.0	$15.8	$15.2	$31.0	$9.6	$21.4
Gaming rights	37.5	3.3	34.2	37.4	2.0	35.4
Contract rights	153.5	52.7	100.8	131.7	36.6	95.1
Customer relationships	654.2	143.0	511.2	654.2	93.0	561.2

	$876.2	$214.8	661.4	$854.3	$141.2	713.1

Nonamortizing intangible assets:
Trademarks			570.4			570.2
Gaming rights			807.7			761.2

			1,378.1			1,331.4

Total			$2,039.5			$2,044.5

The aggregate amortization expense for the years ended December 31, 2007, 2006 and 2005 for those assets that continue to be amortized under provisions of SFAS No. 142 was $73.5 million, $70.7 million and $49.9 million, respectively. Estimated annual amortization expense for those assets for the years ending December 31, 2008, 2009, 2010, 2011 and 2012 is $71.9 million, $70.4 million, $63.3 million, $57.7 million and $57.6 million, respectively. The amount of amortization to be recorded in future periods is subject to change as the purchase price allocations are refined and finalized.

Note 6—Stockholders’ Equity

In addition to its common stock, Harrah’s Entertainment had the following classes of stock authorized but unissued as of December 31, 2007:

Preferred stock, $100 par value, 150,000 shares authorized

Special stock, $1.125 par value, 5,000,000 shares authorized— Series A Special Stock, 4,000,000 shares designated

Under the terms of our equity incentive award programs in place as of December 31, 2007, we had reserved shares of Harrah’s Entertainment common stock for issuance under the Amended and Restated 2004 Equity Incentive Award Plan and the 2001 Broad-based Incentive Plan. (See Note 15 for a description of the plans.) The 2004 Equity Incentive Award Plan was an equity compensation plan approved by our stockholders and the 2001 Broad-based Incentive Plan was an equity compensation plan not approved by our stockholders. As of December 31, 2007, 7,939,543 shares were authorized and unissued under the 2004 Equity Incentive Award Plan and 8,897 shares were authorized and unissued under the 2001 Broad-based Incentive Plan. Incentive award programs in place at December 31, 2007, were terminated in connection with the Acquisition.

In connection with the Caesars acquisition, we assumed various equity award plans of Caesars; however, amendments to those plans provide that no further shares will be issued under the plans.

In connection with the Caesars acquisition, at a special meeting held in March 2005, our stockholders voted to approve an amendment to Harrah’s Entertainment’s certificate of incorporation to increase the number of authorized shares of Harrah’s Entertainment common stock from 360 million to 720 million. Upon consummation of the Caesars acquisition, we issued 67.9 million shares of Harrah’s Entertainment common stock. Since these additional shares were outstanding only since June 13, 2005, our average shares outstanding calculation for 2005 was only partially impacted by the transaction.

In connection with the Acquisition, the Company was recapitalized with 120,000,020 shares of stock, consisting of: (1) 20 shares of Voting Common Stock, par value $0.01 per share, (2) 80,000,000 shares of Non-Voting Common Stock, par value $0.01 per share, and (3) 40,000,000 shares of Preferred Stock, par value $0.01 per share, 20,000,000 of which have been designated as Non-Voting Perpetual Preferred Stock.

The table below presents quarterly cash dividends per common share that were declared and paid in 2007, 2006 and 2005:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007	$0.40	$0.40	$0.40	$0.40
2006	0.3625	0.3625	0.40	0.40
2005	0.33	0.33	0.3625	0.3625

Note 7—Detail of Certain Balance Sheet Accounts

Accrued expenses consisted of the following as of December 31:

(In millions)	2007	2006
Payroll and other compensation	$309.3	$312.3
Insurance claims and reserves	210.5	193.8
Accrued interest payable	107.8	145.3
Accrued taxes	139.1	128.8
Other accruals	584.5	544.6

	$1,351.2	$1,324.8

Note 8—Debt

Long-term debt consisted of the following as of December 31:

(In millions)	2007	2006
Credit facilities
5.825%–7.25% at December 31, 2006, maturities to 2011	$5,768.1	$4,307.0
Secured Debt
6.0%, maturity 2010	25.0	25.0
7.1%, maturity 2028	87.7	89.3
LIBOR plus 1%–2.75%, maturity 2011	—	67.0
S. African prime less 1.5%, maturity 2009	10.5	11.4
4.25%–10.125%, maturities to 2035	4.4	6.8
Unsecured Senior Notes
7.125%, maturity 2007	—	497.8
Floating Rate Notes, maturity 2008	250.0	250.0
7.5%, maturity 2009*	136.2	136.2
7.5%, maturity 2009	442.4	452.4
5.5%, maturity 2010	747.1	746.0
8.0%, maturity 2011	71.7	71.7
5.375%, maturity 2013	497.7	497.4
7.0%, maturity 2013*	324.4	328.4
5.625%, maturity 2015	996.3	995.9
6.5%, maturity 2016	744.3	743.8
5.75%, maturity 2017	745.8	745.5
Floating Rate Contingent Convertible Senior Notes, maturity 2024*	370.6	367.8
Unsecured Senior Subordinated Notes
9.375%, maturity 2007*	—	499.2
8.875%, maturity 2008*	409.6	423.3
7.875%, maturity 2010*	394.9	403.4
8.125%, maturity 2011*	380.3	388.2
Other Unsecured Borrowings
LIBOR plus 4.5%, maturity 2010	29.1	33.9
Other, various maturities	1.6	1.6
Capitalized Lease Obligations
5.77%–11.5%, maturities to 2011	2.7	0.9

	12,440.4	12,089.9
Current portion of long-term debt	(10.8)	(451.2)

	$12,429.6	$11,638.7

*	Assumed in our acquisition of Caesars

We recorded the debt assumed in the Caesars acquisition at its market value, and the premium recorded is being amortized as a credit to interest expense using the effective interest method. The debt was assumed by Harrah’s Operating Company, Inc. (“Harrah’s Operating” or “HOC”), a wholly owned subsidiary of Harrah’s Entertainment, and is guaranteed by Harrah’s Entertainment.

$400 million, face amount, of our 8.875% Senior Subordinated Notes due in September 2008, and $250 million, face amount, of our Floating Rate Senior Notes due in February 2008, are classified as long-term in our Consolidated Balance Sheet as of December 31, 2007, because the Company has both the intent and the ability to refinance that portion of these notes.

As of December 31, 2007, aggregate annual principal maturities for the four years subsequent to 2008 were: 2009, $954.5 million; 2010, $2.3 billion; 2011, $5.0 billion; and 2012, $2.4 million.

DEBT FOLLOWING THE JANUARY 28, 2008, ACQUISITION AND FINANCING (Unaudited)

In connection with the Acquisition, $7.7 billion, face amount, of our debt was retired, $4.6 billion, face amount of our debt was retained and $20.5 billion, face amount, of new debt was issued, resulting in a very different debt structure from the one in place at December 31, 2007. The remainder of our discussion related to debt will refer to the debt structure after the Acquisition.

Following the Acquisition, long-term debt consisted of the following:

(In millions)	HOC and Subsidiaries	Other Subsidiaries of Harrah’s Entertainment	Total Harrah’s Entertainment, Inc.
Credit facilities
Term loans, 6.244% at January 28, 2008, maturities to 2015	$7,250.0	$—	$7,250.0
Subsidiary guaranteed debt
10.75% Senior Notes due 2016, including senior interim loans of $342.6, 9.25% at January 28, 2008	5,275.0	—	5,275.0
10.75%/11.5% Senior PIK Toggle Notes due 2018, including senior interim loans of $97.4, 9.25% at January 28, 2008	1,500.0	—	1,500.0
Unsecured Senior Notes
7.5%, maturity 2009	0.9	—	0.9
7.5%, maturity 2009	5.0	—	5.0
5.5%, maturity 2010	669.1	—	669.1
8.0%, maturity 2011	62.7	—	62.7
5.375%, maturity 2013	342.3	—	342.3
7.0%, maturity 2013	0.7	—	0.7
5.625%, maturity 2015	640.6	—	640.6
6.5%, maturity 2016	486.0	—	486.0
5.75%, maturity 2017	443.0	—	443.0
Floating Rate Contingent Convertible Senior Notes, maturity 2024*	0.2	—	0.2
Unsecured Senior Subordinated Notes
8.875%, maturity 2008	5.9	—	5.9
7.875%, maturity 2010	349.5	—	349.5
8.125%, maturity 2011	307.4	—	307.4
Other Secured Borrowings
CMBS financing, 6.244% at January 28, 2008, maturity 2013	—	6,500.0	6,500.0
S. Africa, prime less 1.5%, maturity 2009	—	10.3	10.3
6.0%, maturity 2010	25.0	—	25.0
4.25%–10.125%, maturities to 2035	3.8	—	3.8
Other Unsecured Borrowings
LIBOR plus 4.5%, maturity 2010	29.1	—	29.1
Other, various maturities	1.6	—	1.6
Capitalized Lease Obligations
5.77%–10.0%, maturities to 2011	2.5	—	2.5

	17,400.3	6,510.3	23,910.6
Current portion of long-term debt	(71.4)	(1.5)	(72.9)

	$17,328.9	$6,508.8	$23,837.7

As of January 28, 2008, aggregate annual principal maturities for the four years subsequent to 2008 were: 2009, $96.8 million; 2010, $1.2 billion; 2011, $0.5 billion; and 2012, $0.2 billion.

In connection with the Acquisition, the following debt was retired on or about January 28, 2008:

Debt Extinguished	Face Value
(in millions)
Credit Facilities due 2011	$5,795.8
7. 5% Senior Notes due 2009	131.2
8.875% Senior Subordinated Notes due 2008	394.3
7. 5% Senior Notes due 2009	424.2
7. 0% Senior Notes due 2013	299.4
Floating Rate Notes due 2008	250.0
Floating Rate Contingent Convertible Senior Notes due 2024	374.7

In connection with the Acquisition, the following debt was issued on or about January 28, 2008:

Debt Issued	Face Value
(in millions)
Term loan facility, maturity 2015	$7,250.0
10.75% Senior Notes due 2016(a)	5,275.0
10.75%/11.5% Senior PIK toggle debt due 2018(b)	1,500.0
CMBS financing	6,500.0

(a)	includes senior unsecured cash pay interim loans of $342.6 million
(b)	includes senior unsecured PIK toggle interim loans of $97.4 million

Senior Secured Credit Facility

Overview. HOC’s senior secured credit facilities provide for senior secured financing of up to $9.25 billion, consisting of senior secured term loan facilities in an aggregate principal amount of up to $7.25 billion with a maturity of seven years, and a senior secured revolving credit facility in an aggregate principal amount of $2.0 billion with a maturity of six years, including both a letter of credit sub-facility and a swingline loan sub-facility. None of the $2.0 billion credit facility was drawn at the closing of the Acquisition; however, approximately $188.1 million in letters of credit were outstanding under this facility at closing.

In addition, HOC may request one or more incremental term loan facilities and/or increase commitments under our revolving facility in an aggregate amount of up to $1.75 billion, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our senior secured credit facilities without ratably securing the retained notes.

Proceeds from the term loan drawn on the closing date were used to repay extinguished debt in the table above, pay expenses related to the Acquisition and contribute equity to the Company. Proceeds of the revolving loan draws, swingline and letters of credit will be used for working capital and general corporate purposes.

Interest Rates and Fees. Borrowings under the senior secured facilities will bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base, in each case, plus an applicable margin.

In addition, on a quarterly basis, HOC is required to pay each lender a commitment fee in respect of any unused commitments under the revolving credit facility and a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility.

Amortization. HOC’s senior secured credit facilities require scheduled quarterly payments on the term loans of $18.125 million each for six years and three quarters, with the balance paid at maturity.

Collateral and Guarantors. HOC’s senior secured credit facilities are guaranteed by Harrah’s Entertainment, and are secured by a pledge of HOC’s capital stock, and by substantially all of the existing and future property and assets of HOC and its material, wholly owned domestic subsidiaries, including a pledge of the capital stock of HOC’s material, wholly owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries in each case subject to exceptions.

Restrictive Covenants and Other Matters. HOC’s new senior credit facilities require, after an initial grace period, compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the senior secured credit facilities include negative covenants, subject to certain exceptions, restricting or limiting HOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt”.

Harrah’s Entertainment will not be bound by any financial or negative covenants contained in HOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of HOC.

HOC’s senior secured credit facilities also contain certain customary affirmative covenants and events of default.

10.75% Senior Notes, 10.75%/11.5% Senior PIK Toggle Notes and Senior Interim Loans

On January 28, 2008, HOC entered into a Senior Interim Loan Agreement for $6.775 billion, consisting of $5.275 billion Senior Interim Cash Pay Loans and $1.5 billion Interim Toggle Loans. On February 1, 2008, $4,932.4 billion of the Senior Interim Cash Pay Loans and $1,402.6 billion of the Interim Toggle Loans were repaid, and $4,932.4 billion of 10.75% Senior Notes due 2016 and $1,402.6 billion of 10.75%/11.5% Senior Toggle Notes due 2018 were issued.

The indenture governing the 10.75% Senior Notes, 10.75%/11.5% Senior Toggle Notes and the agreements governing the other cash pay debt and PIK toggle debt will limit HOC’s (and most of its subsidiaries’) ability to among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) with respect to HOC only, engage in any business or own any material asset other than all of the equity interest of HOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes and the agreements governing the other cash pay debt and PIK toggle debt will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Commercial Mortgaged-Backed Securities (“CMBS”) Financing

In connection with the Acquisition, eight of our properties and their related operating assets were spun off from HOC to Harrah’s Entertainment through a series of distributions, liquidations, transfers and contributions. The eight properties, as of the closing, are Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe. Subsequent to the closing of the Acquisition and subject to regulatory approvals, Paris Las Vegas and Harrah’s Laughlin and their related operating assets will be spun off from HOC and its subsidiaries to Harrah’s Entertainment, and Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City and their related operating assets will be transferred to subsidiaries of HOC from Harrah’s Entertainment. The properties to be spun off from HOC and owned by Harrah’s Entertainment, whether at closing or after the subsequent transfer, will collectively be referred to as the “CMBS properties.” At closing, the CMBS properties borrowed $6.5 billion of mortgage loans and/or related mezzanine financing and/or real estate term loans (the “CMBS Financing”). The CMBS Financing is secured by the assets of the CMBS properties and certain aspects of the financing is guaranteed by Harrah’s Entertainment.

DERIVATIVE INSTRUMENTS

We account for derivative instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and all amendments thereto. SFAS No. 133 requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the income statement or in other comprehensive income, depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties.

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of December 31, 2007, we had seven variable-to-fixed interest rate swap agreements for a total notional amount of $1.5 billion. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreement will have a corresponding effect on future cash flows. The major terms of the interest rate swaps are as follows:

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received as of Dec. 31, 2007	Next Reset Date	Maturity Date
	(In millions)
April 25, 2007	$200	4.898%	5.08375%	April 25, 2008	April 25, 2011
April 25, 2007	200	4.896%	5.08375%	April 25, 2008	April 25, 2011
April 25, 2007	200	4.925%	5.08375%	April 25, 2008	April 25, 2011
April 25, 2007	200	4.917%	5.08375%	April 25, 2008	April 25, 2011
April 25, 2007	200	4.907%	5.08375%	April 25, 2008	April 25, 2011
September 26, 2007	250	4.809%	5.08375%	April 25, 2008	April 25, 2011
September 26, 2007	250	4.775%	5.08375%	April 25, 2008	April 25, 2011

Our interest rate swap agreements are not designated as hedging instruments; therefore, gains or losses resulting from changes in the fair value of the swaps are recognized in earnings in the period of the change. Interest rate swaps increased our 2007 and 2006 interest expense by $44.0 million and $7.2 million, respectively. The income statement impact for 2006 includes a charge to terminate $300 million of interest rate swaps.

In addition to the swaps in place at December 31, 2007, in January 2008, at or about the date of the Acquisition, we entered into the following forward interest rate swap agreements:

(Unaudited)

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received	Next Reset Date	Maturity Date
	(In millions)
April 25, 2008	$1,000	4.172%	3 month LIBOR	April 25, 2008	April 25, 2013
April 25, 2008	2,000	4.276%	3 month LIBOR	April 25, 2008	April 25, 2013
April 25, 2008	2,000	4.263%	3 month LIBOR	April 25, 2008	April 25, 2013

Additionally, on January 28, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS debt. The interest rate cap agreement, which was effective January 28, 2008, and terminates February 13, 2013, is for a notional amount of $6.5 billion at a LIBOR cap rate of 4.5%.

FAIR MARKET VALUE

Based on the borrowing rates available as of December 31, 2007, for debt with similar terms and maturities and market quotes of our publicly traded debt, the fair value of our long-term debt at December 31 was as follows:

(In millions)	2007		2006
	Carrying Value	Market Value	Carrying Value	Market Value
Outstanding debt	$12,440.4	$11,723.1	$12,089.9	$11,876.4
Interest rate swaps (used for hedging purposes)	45.9	45.9	2.0	2.0

Note 9—Leases

We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases following the provisions of SFAS No. 13, “Accounting for Leases.” At December 31, 2007, the remaining lives of our operating leases ranged from one to 85 years, with various automatic extensions totaling up to 86 years.

Rental expense associated with operating leases for continuing operations is charged to expense in the year incurred and was included in the Consolidated Statements of Income as follows:

(In millions)	2007	2006	2005
Noncancelable
Minimum	$88.9	$70.0	$57.1
Contingent	5.2	3.0	3.5
Sublease	(1.2)	(0.2)	(0.2)
Other	33.9	35.7	26.9

	$126.8	$108.5	$87.3

Our future minimum rental commitments as of December 31, 2007, were as follows:

(In millions)	Noncancelable Operating Leases
2008	$95.4
2009	76.7
2010	69.9
2011	67.4
2012	64.4
Thereafter	2,073.5

Total minimum lease payments	$2,447.3

In addition to these minimum rental commitments, certain of these operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts.

Note 10—Write-downs, Reserves and Recoveries

Our operating results include various pretax charges to record asset impairments, contingent liability reserves, project write-offs, demolition costs, recoveries of previously recorded reserves and other non-routine transactions. The components of Write-downs, reserves and recoveries for continuing operations were as follows:

(In millions)	2007	2006	2005
Impairment of goodwill and other intangible assets	$169.6	$20.7	$138.6
Litigation awards and settlements	8.5	32.5	2.6
Corporate efficiencies project	21.5	5.2	—
Write-off of abandoned assets	21.0	0.2	0.8
Demolition costs	7.3	11.4	6.0
Other	12.1	(0.1)	12.2
Insurance proceeds in excess of deferred costs	(130.3)	(10.2)	—
Impairment of investment securities	—	23.6	—
Hurricane expense	—	—	24.5
Contribution to The Harrah’s Foundation	—	—	10.0

	$109.7	$83.3	$194.7

See Note 5 for a discussion of the charges for impairment of goodwill and other intangible assets.

Litigation awards and settlements for 2006 represent an accrual for damages awarded.

Impairment to investment securities resulted from an assessment of certain bonds classified as held-to-maturity and the determination that they were highly uncollectible.

We began a project in September 2006 to identify efficiencies and cost savings in our corporate organization. This project continued through 2007.

Hurricane expense includes insurance deductibles on policies for Harrah’s New Orleans and Harrah’s Lake Charles and payroll and benefits that we believe are not reimbursable under our insurance plans.

The Harrah’s Foundation is a 501(c)(3) non-profit corporation that provides charitable contributions to qualifying organizations in the communities where employees of Harrah’s Entertainment and its subsidiaries work. The Harrah’s Foundation was formed in order to centralize all of the various charitable contributions made by the Company and its subsidiaries. The Harrah’s Foundation is governed by a Board of Trustees that is comprised of officers of the Company and its subsidiaries. Larger discretionary donations to The Harrah’s Foundation, which are approved by our Board of Directors, are based on the financial performance of Harrah’s Entertainment.

We account for the impairment of long-lived assets to be held and used by evaluating the carrying value of the long-lived assets in relation to the operating performance and future undiscounted cash flows of the underlying operating unit when indications of impairment are present. Long-lived assets to be disposed of are evaluated in relation to the estimated fair value of such assets less costs to sell.

Note 11—Income Taxes

Our federal and state income tax provision/(benefit) allocable to our Consolidated Statements of Income and our Consolidated Balance Sheets line items was as follows:

(In millions)	2007	2006	2005
Income from continuing operations before income taxes and minority interests	$350.1	$295.6	$225.9
Discontinued operations	53.2	4.5	96.5
Stockholders’ equity
Unrealized gain/(loss) on available-for-sale securities	—	—	—
Unrealized gain/(loss) on derivatives qualifying as cash flow hedges	0.3	0.3	(3.2)
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(47.7)	(23.0)	(29.9)

	$355.9	$277.4	$289.3

Income tax expense attributable to Income from continuing operations before income taxes and minority interests consisted of the following:

(In millions)	2007	2006	2005
United States
Current
Federal	$341.2	$245.0	$189.3
State	24.9	28.9	33.7
Deferred	7.1	13.7	(0.7)
Other countries
Current	11.0	7.2	6.4
Deferred	(34.1)	0.8	(2.8)

	$350.1	$295.6	$225.9

The differences between the statutory federal income tax rate and the effective tax rate expressed as a percentage of Income from continuing operations before income taxes and minority interests were as follows:

	2007	2006	2005
Statutory tax rate	35.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	1.3	2.1	3.6
Foreign income taxes, net of credit	3.1	0.6	0.5
Goodwill amortization	—	—	6.2
Tax credits	(0.5)	(0.7)	(2.1)
Political contributions/lobbying expenses	0.1	1.0	0.3
Officers’ life insurance/insurance proceeds	(0.5)	(0.6)	(0.6)
Acquisition and acquisition costs	0.5	0.4	—
Meals and entertainment	0.1	0.1	0.1
Minority interests in partnership earnings	(0.6)	(0.6)	(0.8)
Income tax reserve	0.4	(1.5)	—
Other	0.3	(0.4)	(1.4)

Effective tax rate	39.2%	35.4%	40.8%

The components of our net deferred tax balance included in our Consolidated Balance Sheets at December 31 were as follows:

(In millions)	2007	2006
Deferred tax assets
Compensation programs	$169.6	$159.2
Bad debt reserve	61.2	59.8
Self-insurance reserves	38.5	40.0
Deferred income	0.2	1.0
Debt costs	8.1	13.6
Foreign tax credit	24.3	27.6
Valuation allowance on foreign tax credit	(18.9)	(23.0)
State and foreign net operating losses	131.1	74.0
Other	152.2	73.7
Valuation allowance on net operating losses and other deferred foreign and state tax assets	(148.7)	(79.3)

	417.6	346.6

Deferred tax liabilities
Property	(1,522.6)	(1,502.2)
Management and other contracts	(26.3)	(29.8)
Intangibles	(464.4)	(495.5)
Investments in nonconsolidated affiliates	(40.9)	(30.0)
Undistributed foreign earnings	(4.7)	(4.8)
Project opening costs and prepaid expenses	(138.3)	(37.6)

	(2,197.2)	(2,099.9)

Net deferred tax liability	$(1,779.6)	$(1,753.3)

We anticipate that state net operating losses (“NOLs”) valued at $0.9 million (subject to a full valuation allowance) will expire in 2008. The remaining state NOLs valued at $93.6 million (subject to a full valuation allowance) will expire between 2009 and 2022. Foreign NOLs valued at $36.6 million (subject to a full valuation allowance) have an indefinite carryforward period. In the event the valuation allowance of $148.7 million for 2007 is ultimately unnecessary, $65.2 million of this total would be treated as a reduction to goodwill while the remaining $83.5 million would reduce tax expense. Included in deferred tax expense above is the utilization of state NOLs in the amount of $1.7 million.

As discussed in Note 1, we adopted the provisions of FIN 48, on January 1, 2007. As a result of the implementation of FIN 48, we recognized an approximate $12 million reduction to the January 1, 2007, balance of retained earnings. A reconciliation of the beginning and ending amounts of unrecognized tax benefits are as follows.

(in millions)
Balance at January 1, 2007	$183
Additions based on tax positions related to the current year	11
Additions for tax positions of prior years	12
Reductions for tax positions for prior years	(27)
Settlements	(37)
Expiration of statutes	—

Balance at December 31, 2007	$142

We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense. We accrued approximately $9 million during 2007; additionally, we had approximately $40 million and $38 million for the payment of interest and penalties accrued at January 1, 2007, and December 31, 2007, respectively. Included in the balance of unrecognized tax benefits at January 1, 2007, and December 31, 2007, are $48 million and $49 million, respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate. As a result of the expected resolution of examination issues with both federal and state tax authorities, the lapsing of various state statutes, and the remittance of tax payments, we believe it is reasonably possible that the amount unrecognized tax benefits will decrease during 2008 between $30 million and $80 million. Included in this range are expected adjustments from the IRS to increase income tax for prior years as well as the recognition of previously unrecognized tax benefits attributable to various federal audit issues.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. As a large taxpayer, we are under continual audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. We are participating in the IRS’s Compliance Assurance Program for the 2007 tax year. This program accelerates the examination of key transactions with the goal of resolving any issues before the tax return is filed. Our 2004, 2005, and 2006 federal income tax returns are currently being examined by the IRS in a traditional audit process.

We also are subject to exam by various state and foreign tax authorities, although tax years prior to 2004 are generally closed as the statutes of limitations have lapsed. However, various subsidiaries are still being examined by the New Jersey Division of Taxation for tax years as far back as 1999.

Note 12—Supplemental Cash Flow Information

The change in Cash and cash equivalents due to the changes in long-term and working capital accounts was as follows:

(In millions)	2007	2006	2005
Long-term accounts
Deferred costs and other	$(30.4)	$(28.1)	$(26.9)
Deferred credits and other	(14.7)	(7.3)	(53.6)

Net change in long-term accounts	$(45.1)	$(35.4)	$(80.5)

Working capital accounts
Receivables	$(145.7)	$(119.0)	$(77.3)
Inventories	(6.8)	(0.8)	3.8
Prepayments and other	1.6	7.5	(10.8)
Accounts payable	(25.0)	78.3	56.8
Accrued expenses	4.6	20.4	(169.2)

Net change in working capital accounts	$(171.3)	$(13.6)	$(196.7)

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR INTEREST AND TAXES. The following table reconciles our Interest expense, net of interest capitalized, as reported in the Consolidated Statements of Income, to cash paid for interest.

(In millions)	2007	2006	2005
Interest expense, net of interest capitalized	$800.8	$670.5	$479.6
Adjustments to reconcile to cash paid for interest:
Net change in accruals	43.3	(4.2)	(94.1)
Amortization of deferred finance charges	(10.1)	(8.4)	(9.6)
Net amortization of discounts and premiums	40.2	71.0	43.2
Amortization of other comprehensive income	(0.9)	—	—
Change in fair value of interest rate swaps	(45.9)	—	—

Cash paid for interest, net of amount capitalized	$827.4	$728.9	$419.1

Cash payments for income taxes, net of refunds	$372.6	$238.8	$585.7

Note 13—Commitments and Contingencies

CONTRACTUAL COMMITMENTS. We continue to pursue additional casino development opportunities that may require, individually and in the aggregate, significant commitments of capital, up-front payments to third parties, guarantees by Harrah’s Entertainment of third-party debt and development completion guarantees. As of December 31, 2007, we had guaranteed debt incurred by the Rincon San Luiseno Band of Mission Native Americans in California, to fund development of the casino on the tribe’s land. The outstanding balance of that debt as of December 31, 2007, was $164.4 million. In January 2008, the Rincon tribe secured new financing to replace that debt, and we do not guarantee the new debt.

In February 2007, we entered into an agreement with the State of Louisiana whereby we extended our guarantee of an annual payment obligation of JCC, our wholly owned subsidiary, of $60 million owed to the State of Louisiana. The guarantee was extended for one year to March 31, 2010.

The agreements under which we manage casinos on Indian lands contain provisions required by law which provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled payments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations of the Indian-owned properties to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. As of December 31, 2007, the aggregate monthly commitment for the minimum guaranteed payments pursuant to these contracts, which extend for periods of up to 71 months from December 31, 2007, is $1.2 million. The maximum exposure for the minimum guaranteed payments to the tribes is unlikely to exceed $55.3 million as of December 31, 2007.

In addition to the guarantees discussed above, as of December 31, 2007, we had commitments and contingencies of $1,846.4 million, consisting primarily of construction-related commitments.

SEVERANCE AGREEMENTS. As of December 31, 2007, the Company has severance agreements with 26 of its senior executives, which provide for payments to the executives in the event of their termination after a change in control, as defined. These agreements provide, among other things, for a compensation payment of 1.5 to 3.0 times the executive’s average annual compensation, as defined, as well as for accelerated payment or accelerated vesting of any compensation or awards payable to the executive under any of Harrah’s Entertainment’s incentive plans. The estimated amount, computed as of December 31, 2007, that would be payable under the agreements to these executives based on the compensation payments and stock awards aggregated approximately $249.7 million. The estimated amount that would be payable to these executives does not include an estimate for the tax gross-up payment, provided for in the agreements, that would be payable to the executive if the executive becomes entitled to severance payments which are subject to a federal excise tax imposed on the executive. The Acquisition met the definition of change in control under the severance agreements.

SELF-INSURANCE. We are self-insured for various levels of general liability, workers’ compensation and employee medical coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims.

Note 14—Litigation

In connection with our acquisition of Caesars, we assumed Caesars’ litigation matters, including, but not limited to, the following litigation.

In April 2000, the Saint Regis Mohawk Tribe (the “Tribe”) granted Caesars the exclusive rights to develop a casino project in the State of New York. On April 26, 2000, certain individual members of the Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York, against Caesars seeking to nullify Caesars’ agreement with the Tribe. On March 20, 2001, the “Tribal Court” purported to render a default judgment against Caesars in the amount of $1,787 million. Prior to our acquisition of Caesars in June 2005, it was believed that this matter was settled pending execution of final documents and mutual releases. Although fully executed settlement documents were never provided, on March 31, 2003, the United States District Court for the Northern District of New York dismissed litigation concerning the validity of the judgment, without prejudice, while retaining jurisdiction to reopen that litigation, if, within three months thereof, the settlement had not been completed. On June 22, 2007, a lawsuit was filed in the United States District Court for the Northern District of New York against us by certain trustees of the Catskill Litigation Trust alleging the Catskill Litigation Trust had been assigned the “Tribal Court” judgment and seeks to enforce it, with interest. According to a “Tribal Court” order, accrued interest through July 9, 2007, was approximately $1,014 million. We filed a motion to dismiss the case which was denied the first week of December 2007 on procedural grounds. In the Court’s ruling, we were granted leave to renew our request for relief as a summary judgment motion, seeking the same relief (dismissal of the case), but employing a different procedural rule following limited discovery on the issues raised in the motion. Such limited discovery is now proceeding. We believe this matter to be without merit and will vigorously contest any attempt to enforce the judgment.

Additionally, we are subject to the following litigation matters that relate to the pending sale of the Company.

Delaware Lawsuits

On October 5, 2006, Henoch Kaiman and Joseph Weiss filed a purported class action complaint in the Delaware Court of Chancery, Civil Action No. 2453-N, against Harrah’s, its board of directors and the Sponsors, challenging the proposed transaction as inadequate and unfair to Harrah’s public stockholders. Two similar putative class actions were subsequently filed in the Delaware Court of Chancery: Phillips v. Loveman, et al., Civil Action No. 2456-N; and Momentum Partners v. Atwood, et al., Civil Action No. 2455-N. On October 19, 2006, the Delaware Court of Chancery consolidated the three Delaware cases under the heading In Re Harrah’s Entertainment, Inc. Shareholder Litigation.

On December 22, 2006, Delaware plaintiffs’ counsel filed an amended and consolidated class action complaint against Harrah’s, its directors, the Sponsors, and added as defendants Apollo Management V, L.P., Hamlet Holdings and Harrah’s Entertainment. The consolidated complaint alleges that Harrah’s board of directors breached their fiduciary duties and that the Sponsors aided and abetted the alleged breaches of fiduciary duty in entering into the merger agreement. The consolidated complaint seeks, among other relief, class certification of the lawsuit, an injunction against the proposed transaction, compensatory and/or rescissory damages to the class, and an award of attorneys’ fees and expenses to plaintiffs. On February 14, 2007, defendants began to produce documents in response to plaintiff’s initial discovery request. See “Settlement Procedures” below for an update.

Initial Nevada Lawsuits

On October 3, 2006, Natalie Gordon filed a putative class action lawsuit in the state district court in Clark County, Nevada, Case No. A529183, against Harrah’s, its board of directors and the Sponsors, challenging the proposed transaction as inadequate and unfair to Harrah’s public stockholders.

Eight similar putative class actions were subsequently filed in the Clark County district court: Phillips v. Harrah’s Entertainment, Inc., et al., Case No. A529184; Murphy v. Harrah’s Entertainment, Inc., et al., Case No. A529246; Shapiro v. Alexander, et al., Case No. A529247; Barnum v. Alexander, et al., Case No. A529277; Iron Workers Tennessee Valley Pension Fund v. Harrah’s Entertainment, Inc., et al., Case No. A529449; Staehr v. Harrah’s Entertainment, Inc., et al., Case No. A529385; Berliner v. Harrah’s Entertainment, Inc., et al., Case No. A529508; and Frechter v. Harrah’s Entertainment, Inc., et al., Case No. A529680. All of the complaints name Harrah’s and its current directors as defendants. Four of the complaints also name the Sponsors as defendants. One complaint further names two former directors of Harrah’s, Joe M. Henson and William Barron Hilton, as defendants. On October 6, 2006, the Clark County district court consolidated these complaints under the heading In Re Harrah’s Shareholder Litigation and appointed liaison counsel for the consolidated action.

On October 17, 2006, a consolidated class action complaint was filed naming Harrah’s, Entertainment, its current board of directors and the Sponsors as defendants. The consolidated complaint alleges that Harrah’s Entertainment’s board of directors breached their fiduciary duties and the Sponsors aided and abetted the alleged breaches of fiduciary duty in connection with the proposed transaction. The consolidated complaint seeks, among other relief, class certification of the lawsuit, an injunction against the proposed transaction, declaratory relief, compensatory and/or rescissory damages to the class, and an award of attorneys’ fees and expenses to plaintiffs.

On October 25, 2006, Harrah’s removed the consolidated action to the United States District Court for the District of Nevada as In Re Harrah’s Shareholder Litigation, Case 2:06-CV-01356, pursuant to the Securities Litigation Uniform Standards Act (“SLUSA”). On November 27, 2006, plaintiffs Gordon, Phillips, Murphy, Shapiro and Barnum filed a motion for remand. Also on that date, plaintiff Iron Workers Tennessee Valley Pension Fund filed a separate motion for remand. On December 5, 2006, plaintiff Frechter joined Iron Workers’

motion for remand. On January 5, 2007, the plaintiff in Iron Workers filed notice of its intention to voluntarily dismiss its action. On that same date, plaintiffs Gordon, Phillips, Murphy, Shapiro and Barnum filed a notice of withdrawal of their motion for remand. The court approved these notices on January 9, 2007. On January 23, 2007, defendants moved to dismiss the remaining actions pursuant to SLUSA. On February 5, 2007, plaintiffs Gordon, Phillips, Murphy, Shapiro and Barnum filed a First Amended Consolidated Class Action Complaint, adding a claim that the December 2006 14A filings by Harrah’s with the SEC in connection with the merger were false and misleading. Accordingly, eight consolidated cases currently remain in the United States District Court for the District of Nevada. On February 12, 2007, the court denied the Frechter motion for remand under the SLUSA. On February 23, 2007, the defendants filed a reply brief renewing their request that the court dismiss the actions in their entirety. See “Settlement Procedures” below for an update.

Subsequent Nevada Lawsuits

On November 22, 2006, two putative class action lawsuits were filed in the state district court in Clark County, Nevada against Harrah’s and its board of directors: Eisenstein v. Harrah’s Entertainment, Inc., et al., Case No. A531963; and NECA-IBEW Pension Fund v. Harrah’s Entertainment, Inc., et al., Case No. A531965. Both complaints allege that Harrah’s board of directors breached their fiduciary duties in connection with the proposed transaction. The complaints seek, among other things, declaratory and injunctive relief; neither of them seeks damages.

On January 3, 2007, plaintiffs in both actions filed a joint Motion to Designate Litigation as Complex, Consolidate Cases, and for Appointment of Lead Counsel. A hearing on plaintiffs’ motion, which had been scheduled for January 30, 2007, was vacated pursuant to a stipulation between the parties, dated January 25, 2007.

On January 26, 2007, in accordance with the parties’ January 25, 2007 stipulation, the Clark County district court ordered the consolidation of the Eisenstein and NECA-IBEW Pension Fund complaints and appointed lead and liaison counsel. See “Settlement Procedures” below for an update.

Settlement Procedures

On March 8, 2007, Harrah’s, its board of directors, and the other named defendants in the Delaware and Nevada Lawsuits above entered into a memorandum of understanding with plaintiffs’ counsel in those lawsuits. Under the terms of the memorandum, Harrah’s, its board of directors, the other named defendants, and the plaintiffs have agreed in principle that the Initial Nevada Lawsuits and the Delaware Lawsuit will be dismissed without prejudice and, subject to court approval, the Subsequent Nevada Lawsuits would be dismissed with prejudice. The parties subsequently entered into a stipulation of settlement (“Stipulation”) incorporating the terms of the memorandum of understanding.

Harrah’s, its board of directors, and the other defendants deny all of the allegations in the lawsuits. Nevertheless, the defendants agreed in principle to settle the purported class action litigations in order to avoid costly litigation and mitigate the risk that the litigation may have caused a delay to the closing of the Acquisition. Pursuant to the terms of the Stipulation, Harrah’s has agreed to provide certain additional information to stockholders that was included in its definitive proxy statement dated March 8, 2007. In addition, Harrah’s or its successor has agreed to pay the legal fees and expenses of plaintiffs’ counsel, up to a certain limit and subject to approval by the court. Class members have the right to opt out of the proposed settlement; however, Defendants have the right to terminate the proposed settlement if the holders of more than a designated amount of shares elect to opt out. The entry of a final judgment and the grant of a release against Harrah’s, its board of directors and the other named defendants will not affect the rights of any stockholders who timely and validly request exclusion from the settlement class pursuant to applicable law.

On February 4, 2008, the Stipulation was submitted to a district court in Nevada, where it was approved and an order was entered for notice and a hearing in this matter. Per the court’s order, a settlement hearing is to be held on April 21, 2008.

Additional details of the settlement in principle are set forth in a separate notice that has been sent to stockholders of the Company prior to a court hearing to consider the settlement, including any award of attorneys’ fees. Class members have the right to opt out of the proposed settlement, including any award of attorneys’ fees.

In addition, the Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our consolidated financial position or results of operations.

Note 15—Employee Benefit Plans

We have established a number of employee benefit programs for purposes of attracting, retaining and motivating our employees. The following is a description of the basic components of these programs as of December 31, 2007.

EQUITY INCENTIVE AWARDS. In April 2006, our stockholders approved the Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan (the “2004 Plan”), which, among other things, increased the number of shares of common stock that may be issued by 11.5 million. Under the 2004 Plan, non-qualified stock options, restricted stock, SARs, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards and performance-based awards may be granted to employees or consultants of the Company and members of our Board of Directors. Only non-qualified stock options, SARs and restricted stock were ever issued under the 2004 Plan.

Our employees may also be granted restricted stock or options to purchase shares of common stock under the Harrah’s Entertainment, Inc. 2001 Broad-based Stock Incentive Plan (the “2001 Plan”). Two hundred thousand shares were authorized for issuance under the 2001 Plan, which is an equity compensation plan not approved by stockholders.

In connection with the Acquisition, all equity awards under these plans (and all of our equity award plans) were terminated and cashed out.

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Equity Plan”). The Board of Directors approved the grant of options to purchase 3,218,020 shares of our non-voting common stock in February 2008.

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” using the modified prospective application, and, therefore, results for prior periods have not been restated. Under the modified-prospective transition method of SFAS No. 123(R), we were permitted to calculate a cumulative memo balance of windfall tax benefits from post-1995 years for calculating the opening pool of windfall tax benefits as prescribed in FASB Staff Position No. FAS 123(R)-3, “Transition Election to Accounting for the Tax Effects of Share-Based Payments Awards”. We elected to apply the “short-cut” method for determining the pool of windfall tax benefits.

As a result of adopting SFAS No. 123(R), we recognized $53.0 million and $52.8 million for stock option and stock appreciation rights expense (“SARs”) in 2007 and 2006, respectively. In 2007, we began allocating a portion of the expense related to stock options and stock appreciation rights to the applicable reporting unit, whereas, in 2006 that expense was included in Corporate expense in our Consolidated Statement of Income. For the year ended December 31, 2007, $10.3 million of the expense is included in Property general, administrative and other, and $42.7 million is included in Corporate expense. The total income tax benefit recognized for 2007 and 2006, was approximately $21.1 million and $20.4 million, respectively.

Stock Options. Prior to the Acquisition, stock option awards typically vested in equal installments on January 1 following the grant date and on January 1 in each of the two subsequent years and allowed the option holder to purchase stock over specified periods of time, generally seven years from the date of grant, at a fixed price equal to the market value at the date of grant.

In connection with the Acquisition, on January 28, 2008, outstanding and unexercised stock options, whether vested or unvested, were cancelled and converted into the right to receive a cash payment equal to the product of (a) the number of shares of common stock underlying the options and (b) the excess, if any, of the merger consideration over the exercise price per share of common stock previously subject to such options, less any required withholding taxes.

The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is a rate based upon the historical volatility of our stock. The expected term is based upon observation of actual time elapsed between the date of grant and exercise of options for all employees. No stock options were awarded in 2007 or 2006. The assumptions and resulting fair values of options granted in 2005 are as follows:

2005
Expected volatility	32.9%
Expected dividend yield	2.1%
Expected term (in years)	4.8
Risk-free interest rate	3.9%
Weighted average fair value per share of options granted	$23.96

The following table presents our stock options granted, exercised and forfeited/expired during 2007.

	Weighted Avg. Exercise Price	Number of Options Outstanding	Weighted Avg. Remaining Contractual Term	Aggregate Intrinsic Value
	(Per Share)			(in millions)
Balance—January 1, 2006	$53.84	12,925,170
Granted	—	—
Exercised	40.18	(1,651,034)
Forfeited/expired	63.07	(500,074)

Balance—December 31, 2006	55.50	10,774,062	4.31	$598.0
Granted	—	—
Exercised	48.51	(2,602,177)
Forfeited/expired	67.05	(178,857)

Balance—December 31, 2007	57.51	7,993,028	3.54	249.3

Exercisable at December 31, 2007	53.72	5,835,262	3.42	204.2

The total intrinsic value of options exercised was $99.3 million for the year ended December 31, 2007, $58.3 million for the year ended December 31, 2006 and $73.7 million for the year ended December 31, 2005. As of December 31, 2007, there was $12.7 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested stock options, which was recognized first quarter 2008 in connection with the Acquisition.

Cash received from option exercises was $126.2 million during 2007. The tax benefit realized for the tax deduction from option exercises totaled $34.9 million in 2007. In 2006 and 2005, cash received from option exercises was $66.3 million and $105.4 million, respectively, and the tax benefit realized for the tax deduction from option exercises totaled $20.5 million and $26.1 million, respectively.

Stock Appreciation Rights. Prior to the Acquisition, SARs typically vested in equal installments on June 30 following the grant date and on June 30 in each of the two subsequent years. SARs allowed the holder to receive a payment, in stock, equal to the excess of the fair market value of a specified number of shares of stock on the date the SARs were exercised over an exercise price per share, which typically is the fair market value on the date the SARs were granted.

In connection with the Acquisition, on January 28, 2008, outstanding SARs, whether vested or unvested, were cancelled and converted into the right to receive a cash payment equal to the product of (a) the number of shares of common stock underlying the SARs and (b) the excess, if any, of the merger consideration over the exercise price per share of common stock previously subject to such SARs, less any required withholding taxes.

The fair value of SARs at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is a rate based upon the historical volatility of our stock over a time period commensurate with the expected term of the SARs. The expected term is based upon past experience of actual time elapsed between the date of grant and exercise of options for employee groups with similar exercise behaviors. No SARs were awarded prior to first quarter 2006. The assumptions and resulting fair values of SARs granted in 2007 and 2006 are as follows:

	Year Ended December 31, 2007	Year Ended December 31, 2006
Expected volatility	25.1%	30.3%
Expected dividend yield	1.9%	2.4%
Expected term (in years)	4.8	5.1
Risk-free interest rate	4.6%	5.0%
Weighted average fair value per share of SARs granted	$21.06	$18.98

The following table presents our SARs granted, exercised and forfeited/expired during 2007 and 2006.

	Weighted Avg. Exercise Price	Number of SARs Outstanding	Weighted Avg. Remaining Contractual Term	Aggregate Intrinsic Value
	(Per Share)			(in millions)
Balance—January 1, 2006		—
Granted	$65.38	3,150,322
Exercised	—	—
Forfeited/expired	66.81	(174,287)

Balance—December 31, 2006	65.29	2,976,035	6.52	$194.3
Granted	85.43	656,606
Exercised	65.82	(212,354)
Forfeited/expired	66.40	(163,105)

Balance—December 31, 2007	69.26	3,257,182	5.74	63.3

Exercisable at December 31, 2007	65.38	764,299	5.53	17.8

SARs were first issued in first quarter 2006, and no SARs were exercised in 2006. The total intrinsic value of SARs exercised in 2007 was $4.6 million. As of December 31, 2007, there was $38.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested SARs, which was recognized first quarter 2008 in connection with the Acquisition.

The tax benefit realized for the tax deduction from SARs exercises totaled $1.6 million in 2007.

Restricted Stock. Restricted shares granted have restrictions that may include, but not be limited to, the right to vote, receive dividends on or transfer the restricted stock. Restricted shares may be subject to forfeiture during a specified period or periods prior to vesting. The shares issued under the 2004 Plan generally vest in equal annual installments over a three year period. The compensation arising from a restricted stock grant is based upon the market price at the grant date. Such expense is deferred and amortized to expense over the vesting period.

In connection with the Acquisition, on January 28, 2008, outstanding restricted shares vested and became free of restrictions, and each holder received $90 in cash for each outstanding share.

As of December 31, 2007, members of the Board of Directors can receive either 50% or 100% of his or her director fees in restricted shares. Shares issued to Board members as director fees cannot be disposed of until at least six months after the date of grant.

Pursuant to a Time Accelerated Restricted Stock Award Plan (“TARSAP”), certain key executives were granted restricted stock awards. A portion of these awards were eligible, but did not qualify, for earlier annual vesting beginning in 2003 based on the Company’s financial performance in each year. The remaining unvested shares vested on January 1, 2007. The expense arising from TARSAP awards was amortized over the periods in which the restrictions lapsed.

The following table presents the number and weighted average grant-date fair values of restricted shares granted, vested and forfeited during 2007, including the TARSAP awards and issues to our Board of Directors.

	Grant Date Fair Value	Number of Shares
	(Per Share)
Unvested shares—January 1, 2006	$36.69	983,231
Granted	65.69	764,401
Vested	48.93	(123,852)
Forfeited	68.20	(76,991)

Unvested shares—December 31, 2006	48.47	1,546,789
Granted	85.40	268,625
Vested	41.02	(1,015,302)
Forfeited	66.65	(75,797)

Unvested shares—December 31, 2007	70.71	724,315

For 2007, we recognized $22.9 million of compensation expense related to restricted stock. The total tax benefit recognized for 2007 was $29.9 million. For 2006 and 2005, we recognized $15.1 million and $8.0 million, respectively, of compensation expense related to restricted stock. The total tax benefit recognized for 2006 and 2005 was $3.0 million and $1.7 million, respectively. As of December 31, 2007, there was $36.6 million of unrecognized compensation cost related to unvested restricted stock, which was recognized first quarter 2008 in connection with the Acquisition.

SAVINGS AND RETIREMENT PLAN. We maintain a defined contribution savings and retirement plan, which, among other things, allows pretax and after-tax contributions to be made by employees to the plan. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. The Company fully matches 50% of the first six percent of employees’ contributions. The Acquisition was a change in control under the savings and retirement plan, and therefore, all unvested Company match as of the Acquisition became vested. Amounts contributed to the plan are invested, at the participant’s direction, in up to 20 separate funds, including a Harrah’s company stock fund prior to the Acquisition. Participants become vested in the matching contribution over five years of credited service. Our contribution expense for this plan was $33.1 million, $17.6 million and $15.2 million in 2007, 2006 and 2005, respectively.

Employees of Horseshoe Gaming continued to participate in the Horseshoe Gaming Holding Corp. 401(k) Plan until January 1, 2006, when they became eligible to participate in Harrah’s Entertainment’s plan. Under the Horseshoe Gaming plan, employees could elect to make pretax contributions of up to 50% of their eligible earnings (five percent for certain executives). The Company fully matched the first two percent of employees’ contributions and 50% of the next four percent of the employees’ contributions. Amounts contributed to the plan were invested, at the participant’s direction, in up to 12 separate funds plus, effective January 2005, a Harrah’s company stock fund. Participants become vested in the matching contributions over four years of credited service. Harrah’s Entertainment’s contribution expense for 2005 was $4.0 million.

Employees of Caesars continued to participate in Caesars’ 401(k) savings plans until January 1, 2007, when they became eligible to participate in Harrah’s Entertainment’s plan. Under the Caesars plans, employees could elect to make pretax contributions of up to 50% of their eligible earnings (five percent for certain executives). The Company matched 50% of the first six percent of the employees’ contributions and an additional 25% for employees who have five or more years of service. Amounts contributed to the plan are invested, at the participant’s direction, in up to 18 separate funds plus, effective January 2006, a Harrah’s company stock fund. Participants become vested in the matching contributions over five years of credited service. Harrah’s Entertainment’s contribution expense for this plan was $10.9 million and $6.8 million, in 2006 and 2005, respectively.

DEFERRED COMPENSATION PLANS. Harrah’s maintains deferred compensation plans, (collectively, “DCP”) and an Executive Supplemental Savings Plan (“ESSP”) under which certain employees may defer a portion of their compensation. Amounts deposited into these plans are unsecured liabilities of the Company. Amounts deposited into DCP earn interest at rates approved by the Human Resources Committee of the Board of Directors. The ESSP is a variable investment plan, which allows employees to direct their investments by choosing from several investment alternatives. In connection with the Caesars acquisition, we assumed the outstanding liability for Caesars’ deferred compensation plan; however, the balance was frozen and former Caesars employees may no longer contribute to that plan. The total liability included in Deferred credits and other for these plans at December 31, 2007 and 2006 was $213.3 million and $208.6 million, respectively. In connection with the administration of one of these plans, we have purchased company-owned life insurance policies insuring the lives of certain directors, officers and key employees.

Beginning in 2005, we implemented Executive Supplemental Savings Plan II (“ESSPII”) for certain executive officers, directors and other key employees of the Company to replace the ESSP, which was frozen for new contributions as of December 31, 2004. Eligible employees may elect to defer a percentage of their salary and/or bonus under ESSPII, and the Company may make matching contributions with respect to deferrals of salary to those participants who are eligible to receive matching contributions under the Company’s 40l(k) plan and discretionary contributions. Employees vest in matching and discretionary contributions over five years or, under certain conditions, employees may immediately vest.

The Acquisition was a change in control under our deferred compensation plans, and therefore, all unvested Company match as of the Acquisition became vested. The change in control also requires that the trust and escrow funds related to our deferred compensation plans be fully funded.

MULTI-EMPLOYER PENSION PLAN. We have approximately 28,000 employees covered under collective bargaining agreements, and the majority of those employees are covered by union sponsored, collectively bargained multi-employer pension plans. We contributed and charged to expense $35.9 million, $34.6 million and $21.5 million in 2007, 2006 and 2005, respectively, for such plans. Our 2005 contribution and charge to expense include contribution and expense for Caesars employees subsequent to our acquisition of Caesars on June 13, 2005. The plans’ administrators do not provide sufficient information to enable us to determine our share, if any, of unfunded vested benefits.

PENSION COMMITMENTS. With the acquisition of London Clubs in December 2006, we assumed a defined benefit plan, which provides benefits based on final pensionable salary. The assets of the plan are held in a separate trustee-administered fund, and death-in-service benefits, professional fees and other expenses are paid by the pension plan. The most recent actuarial valuation of the plan showed a deficit of approximately $15.9 million, which is recognized as a liability in our Consolidated Balance Sheet at December 31, 2007. The London Clubs pension plan is not material to our Company.

With our acquisition of Caesars, we assumed certain obligations related to the Employee Benefits and Other Employment Matters Allocation Agreement by and between Hilton Hotels Corporation and Caesars dated December 31, 1998, pursuant to which we shall retain or assume, as applicable, liabilities and excess, if any, related to the Hilton Hotels Retirement Plan based on the ratio of accrued benefits of Hilton employees and the Company’s employees covered under the plan. Based on this ratio, our share of any benefit or obligation would be approximately 30 percent of the total. The Hilton Hotels Retirement Plan is a defined benefit plan that provides benefits based on years of service and compensation, as defined. Since December 31, 1996, employees have not accrued additional benefits under this plan. The plan is administered by Hilton Hotels Corporation. Hilton Hotels Corporation has informed the Company that as of December 31, 2007, the plan benefit obligations exceeded the fair value of the plan assets by $5.2 million, of which $1.6 million is our share; however, no contributions to the plan were required during 2007, and no contributions are expected to be required for 2008.

Note 16—Nonconsolidated Affiliates

As of December 31, 2007, our investments in nonconsolidated affiliates consisted primarily of interests in a company that provides management services to a casino in Windsor, Canada, a casino club in the United Kingdom, a horse-racing facility in Florence, Kentucky, a hotel in Metropolis, Illinois and a joint venture to construct a hotel at our combination thoroughbred racetrack and casino in Bossier City, Louisiana.

Our Investments in and advances to nonconsolidated affiliates are reflected in our accompanying Consolidated Balance Sheets as follows:

(In millions)	2007	2006
Investments in and advances to nonconsolidated affiliates
Accounted for under the equity method	$16.6	$25.7
Accounted for at historical cost	2.0	0.2

	$18.6	$25.9

Note 17—Consolidating Financial Information of Guarantors and Issuers

As of December 31, 2007, HOC, a 100% owned subsidiary of Harrah’s Entertainment, was the principal asset of Harrah’s Entertainment and the issuer of certain debt securities that were guaranteed by Harrah’s Entertainment. In connection with the Acquisition and as discussed in Note 8, the debt structure of the Company was changed subsequent to December 31, 2007. As a result, HOC is the issuer of certain debt securities that have been guaranteed by Harrah’s Entertainment and certain subsidiaries of HOC; therefore, the following schedules reflect the new debt structure and present condensed consolidating financial information for Harrah’s Entertainment, Inc., the parent and guarantor, HOC, the subsidiary issuer; the guarantor subsidiaries of HOC; and the non-guarantor subsidiaries of Harrah’s Entertainment and HOC, which includes the CMBS properties, as of December 31, 2007, 2006 and 2005.

The condensed consolidating financial information as of December 31, 2007 has been recast to reflect the results of HOC based on its legal ownership of guarantor and non-guarantor subsidiaries that existed as of that date. We believe this alternative presentation is more meaningful as it includes the operations and financial positions of these subsidiaries consolidated by HOC at that time and is therefore the preferable method.

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2007

(in millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$—	$15.2	$353.1	$341.7	$—	$710.0
Receivables, net of allowance for doubtful accounts	—	55.3	300.1	121.0	—	476.4
Deferred income taxes	—	114.1	70.2	15.7	—	200.0
Income tax receivable	—	—	2.9	2.1	—	5.0
Prepayments and other	—	11.8	96.5	107.9	—	216.2
Inventories	—	1.6	46.5	22.2	—	70.3
Intercompany receivables	—	288.6	151.2	69.8	(509.6)	—

Total current assets	—	486.6	1,020.5	680.4	(509.6)	1,677.9

Land, buildings, riverboats and equipment, net of accumulated depreciation	—	352.6	9,919.4	5,304.8	(5.3)	15,571.5
Assets held for sale	—	—	4.5	—	—	4.5
Goodwill	—	—	2,575.8	977.8	—	3,553.6
Intangible assets	—	—	1,608.4	431.1	—	2,039.5
Investments in and advances to nonconsolidated affiliates	6,628.1	16,446.1	10.8	7.8	(23,074.2)	18.6
Deferred costs and other	—	169.4	261.9	60.8	—	492.1
Intercompany notes receivable	—	2,296.0	1,902.7	1,915.4	(6,114.1)	—

	$6,628.1	$19,750.7	$17,304.0	$9,378.1	$(29,703.2)	$23,357.7

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$149.1	$186.7	$106.2	$—	$442.0
Accrued expenses	1.2	408.6	567.5	373.9	—	1,351.2
Current portion of long-term debt	—	—	2.5	8.3	—	10.8
Intercompany payables	—	10.7	437.8	61.1	(509.6)	—

Total current liabilities	1.2	568.4	1,194.5	549.5	(509.6)	1,804.0
Liabilities held for sale	—	—	0.6	—	—	0.6
Long-term debt	—	12,279.4	118.0	32.2	—	12,429.6
Deferred credits and other	—	308.4	108.0	48.4	—	464.8
Deferred income taxes	—	(110.7)	1,449.0	641.3	—	1,979.6
Intercompany notes payable	—	98.1	2,564.7	3,451.3	(6,114.1)	—

	1.2	13,143.6	5,434.8	4,722.7	(6,623.7)	16,678.6

Minority interests	—	—	—	52.2	—	52.2
Stockholders’ equity	6,626.9	6,607.1	11,869.2	4,603.2	(23,079.5)	6,626.9

	$6,628.1	$19,750.7	$17,304.0	$9,378.1	$(29,703.2)	$23,357.7

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2006

(in millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$—	$12.6	$471.4	$315.6	$—	$799.6
Receivables, net of allowance for doubtful accounts	—	13.6	292.1	123.9	—	429.6
Deferred income taxes	—	56.6	73.8	13.2	—	143.6
Income tax receivable	—	20.1	0.3	8.1	—	28.5
Prepayments and other	1.0	19.7	95.0	50.8	—	166.5
Inventories	—	1.2	42.8	19.0	—	63.0
Intercompany receivables	—	179.0	83.1	183.8	(445.9)	—

Total current assets	1.0	302.8	1,058.5	714.4	(445.9)	1,630.8

Land, buildings, riverboats and equipment, net of accumulated depreciation	—	416.9	9,332.6	4,275.2	(3.7)	14,021.0
Assets held for sale	—	11.8	374.3	1.2	—	387.3
Goodwill	—	—	2,994.8	694.6	—	3,689.4
Intangible assets	—	—	1,372.1	672.4	—	2,044.5
Investments in and advances to nonconsolidated affiliates	6,070.1	17,248.7	7.6	18.3	(23,318.8)	25.9
Deferred costs and other	—	173.6	266.0	46.4	—	486.0
Intercompany notes receivable	—	928.6	3,071.4	2,349.9	(6,349.9)	—

	$6,071.1	$19,082.4	$18,477.3	$8,772.4	$(30,118.3)	$22,284.9

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$168.8	$201.2	$95.0	$—	$465.0
Accrued expenses	—	416.9	562.3	345.6	—	1,324.8
Current portion of long-term debt	—	442.7	2.0	6.5	—	451.2
Intercompany payables	—	79.8	261.5	104.6	(445.9)	—

Total current liabilities	—	1,108.2	1,027.0	551.7	(445.9)	2,241.0
Liabilities held for sale	—	—	0.6	—	—	0.6
Long-term debt	—	11,411.0	121.3	106.4	—	11,638.7
Deferred credits and other	—	163.3	141.9	79.0	—	384.2
Deferred income taxes	—	(50.4)	1,401.5	545.8	—	1,896.9
Intercompany notes payable	—	405.3	2,692.0	3,252.6	(6,349.9)	—

	—	13,037.4	5,384.3	4,535.5	(6,795.8)	16,161.4

Minority interests	—	—	—	52.4	—	52.4
Stockholders’ equity	6,071.1	6,045.0	13,093.0	4,184.5	(23,322.5)	6,071.1

	$6,071.1	$19,082.4	$18,477.3	$8,772.4	$(30,118.3)	$22,284.9

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

(in millions)

	HET Parent	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Consolidated Total
Revenues
Casino	$—	$109.1	$5,953.1	$2,768.8	$—	$8,831.0
Food and beverage	—	24.0	963.0	711.8	—	1,698.8
Rooms	—	22.2	752.2	579.2	—	1,353.6
Management fees	—	8.1	87.2	—	(13.8)	81.5
Other	—	5.1	398.1	364.1	(71.4)	695.9
Less: casino promotional allowances	—	(26.8)	(1,217.0)	(591.8)	—	(1,835.6)

Net revenues	—	141.7	6,936.6	3,832.1	(85.2)	10,825.2

Operating Expenses
Direct
Casino	—	59.2	3,015.5	1,520.5	—	4,595.2
Food and beverage	—	12.8	374.1	329.6	—	716.5
Rooms	—	3.3	138.1	124.9	—	266.3
Property general, administrative and other	—	104.8	1,569.6	832.3	(85.0)	2,421.7
Depreciation and amortization	—	14.3	545.0	258.1	(0.2)	817.2
Write-downs, reserves and recoveries	—	25.5	16.1	68.1	—	109.7
Project opening costs	—	—	3.1	22.4	—	25.5
Corporate expense	0.2	122.0	15.8	0.1	—	138.1
Acquisition and integration costs	—	13.4	—	—	—	13.4
Income on interests in nonconsolidated affiliates	(621.1)	(1,306.9)	40.9	(113.1)	1,996.3	(3.9)
Amortization of intangible assets	—	—	69.8	3.7	—	73.5

Total operating expenses	(620.9)	(951.6)	5,788.0	3,046.6	1,911.1	9,173.2

Income from operations	620.9	1,093.3	1,148.6	785.5	(1,996.3)	1,652.0
Interest expense, net of interest capitalized	—	(818.3)	(245.1)	(328.3)	590.9	(800.8)
Losses on early extinguishment of debt	—	—	—	(2.0)	—	(2.0)
Other income, including interest income	(0.1)	136.0	284.2	214.1	(590.9)	43.3

Income from continuing operations before income taxes and minority interests	620.8	411.0	1,187.7	669.3	(1,996.3)	892.5
Provision for income taxes	(1.4)	308.3	(471.0)	(186.0)	—	(350.1)
Minority interests	—	—	—	(15.2)	—	(15.2)

Income from continuing operations	619.4	719.3	716.7	468.1	(1,996.3)	527.2

Discontinued operations
Income from discontinued operations	—	—	145.4	—	—	145.4
Provision for income taxes	—	—	(53.2)	—	—	(53.2)

Income (loss) from discontinued operations, net	—	—	92.2	—	—	92.2

Net income	$619.4	$719.3	$808.9	$468.1	$(1,996.3)	$619.4

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

(in millions)

	HET Parent	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$112.6	$5,650.9	$2,105.1	$—	$7,868.6
Food and beverage	—	24.1	922.0	631.6	—	1,577.7
Rooms	—	20.5	684.7	535.5	—	1,240.7
Management fees	—	7.8	154.3	1.1	(74.1)	89.1
Other	—	5.4	293.5	313.2	(1.1)	611.0
Less: casino promotional allowances	—	(27.3)	(1,164.0)	(521.9)	—	(1,713.2)

Net revenues	—	143.1	6,541.4	3,064.6	(75.2)	9,673.9

Operating Expenses
Direct
Casino	—	61.4	2,823.8	1,017.4	—	3,902.6
Food and beverage	—	12.0	372.2	313.4	—	697.6
Rooms	—	3.4	135.6	117.6	—	256.6
Property general, administrative and other	—	181.4	1,448.5	652.1	(75.2)	2,206.8
Depreciation and amortization	—	14.4	457.5	196.0	—	667.9
Write-downs, reserves and recoveries	—	63.2	10.3	9.8	—	83.3
Project opening costs	—	—	12.1	8.8	—	20.9
Corporate expense	0.2	161.4	18.9	(3.0)	—	177.5
Acquisition and integration costs	—	37.0	—	—	—	37.0
Income on interests in nonconsolidated affiliates	(536.9)	(1,233.0)	68.9	(3.4)	1,700.8	(3.6)
Amortization of intangible assets	—	1.0	68.2	1.5	—	70.7

Total operating expenses	(536.7)	(697.8)	5,416.0	2,310.2	1,625.6	8,117.3

Income from operations	536.7	840.9	1,125.4	754.4	(1,700.8)	1,556.6
Interest expense, net of interest capitalized	—	(704.6)	(139.9)	(218.0)	392.0	(670.5)
Losses on early extinguishment of debt	—	(62.0)	—	—	—	(62.0)
Other income, including interest income	—	32.6	210.8	159.3	(392.0)	10.7

Income from continuing operations before income taxes and minority interests	536.7	106.9	1,196.3	695.7	(1,700.8)	834.8
Provision for income taxes	(0.9)	394.7	(455.2)	(234.2)	—	(295.6)
Minority interests	—	—	0.2	(15.5)	—	(15.3)

Income from continuing operations	535.8	501.6	741.3	446.0	(1,700.8)	523.9

Discontinued operations
Income from discontinued operations	—	14.0	2.4	—	—	16.4
Provision for income taxes	—	—	(4.5)	—	—	(4.5)

Income(loss) from discontinued operations, net	—	14.0	(2.1)	—	—	11.9

Net income	$535.8	$515.6	$739.2	$446.0	$(1,700.8)	$535.8

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005

(in millions)

	HET Parent	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$110.4	$4,128.8	$1,727.3	$—	$5,966.5
Food and beverage	—	23.1	598.7	464.9	—	1,086.7
Rooms	—	18.7	380.6	386.9	—	786.2
Management fees	—	44.3	31.1	4.7	(4.5)	75.6
Other	—	28.4	183.3	260.4	(47.4)	424.7
Less: casino promotional allowances	—	(26.8)	(871.2)	(431.7)	—	(1,329.7)

Net revenues	—	198.1	4,451.3	2,412.5	(51.9)	7,010.0

Operating Expenses
Direct
Casino	—	62.2	2,110.4	812.0	—	2,984.6
Food and beverage	—	11.2	236.7	234.4	—	482.3
Rooms	—	2.9	65.3	83.3	—	151.5
Property general, administrative and other	—	142.4	865.3	508.6	(51.9)	1,464.4
Depreciation and amortization	—	12.4	322.5	150.8	—	485.7
Write-downs, reserves and recoveries	—	8.6	177.0	9.1	—	194.7
Project opening costs	—	—	13.7	2.7	—	16.4
Corporate expense	0.2	87.6	10.7	(0.8)	—	97.7
Acquisition and integration costs	—	55.0	—	—	—	55.0
Income on interests in nonconsolidated affiliates	(238.4)	(733.5)	(40.3)	(2.1)	1,013.1	(1.2)
Amortization of intangible assets	—	1.2	47.9	0.8	—	49.9

Total operating expenses	(238.2)	(350.0)	3,809.2	1,798.8	961.2	5,981.0

Income from operations	238.2	548.1	642.1	613.7	(1,013.1)	1,029.0
Interest expense, net of interest capitalized	—	(504.8)	(113.6)	(161.5)	300.3	(479.6)
Losses on early extinguishment of debt	—	(3.3)	—	—	—	(3.3)
Other income, including interest income	—	42.7	150.9	114.7	(300.3)	8.0

Income from continuing operations before income taxes and minority interests	238.2	82.7	679.4	566.9	(1,013.1)	554.1
Provision for income taxes	(1.8)	225.1	(267.2)	(182.0)	—	(225.9)
Minority interests	—	—	—	(11.9)	—	(11.9)

Income from continuing operations	236.4	307.8	412.2	373.0	(1,013.1)	316.3

Discontinued operations
Income from discontinued operations	—	5.4	11.2	—	—	16.6
Provision for income taxes	—	—	(96.5)	—	—	(96.5)

Income(loss) from discontinued operations, net	—	5.4	(85.3)	—	—	(79.9)

Net income	$236.4	$313.2	$326.9	$373.0	$(1,013.1)	$236.4

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2007

(in millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by operating activities	$65.4	$(450.9)	$639.4	$1,254.9	$—	$1,508.8

Cash flows from investing activities
Land, buildings, riverboats and equipment additions	—	(59.1)	(777.3)	(543.1)	—	(1,379.5)
Insurance proceeds for hurricane losses from asset recovery	—	—	29.1	—	—	29.1
Payments for businesses acquired, net of cash acquired	—	—	—	(584.3)	—	(584.3)
Purchase of minority interest in subsidiary	—	—	—	(8.5)	—	(8.5)
Investments in and advances to nonconsolidated affiliates	—	—	(1.8)	—	—	(1.8)
Proceeds from other asset sales	—	88.2	7.7	3.7	—	99.6
(Decrease)/increase in construction payables	—	(2.4)	—	5.2	—	2.8
Other	—	—	(21.3)	(59.7)	—	(81.0)

Cash flows used in investing activities	—	26.7	(763.6)	(1,186.7)	—	(1,923.6)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	—	39,072.3	—	52.1	—	39,124.4
Repayments under lending agreements	—	(37,617.6)	—	(1.9)	—	(37,619.5)
Early extinguishment of debt	—	—	—	(120.1)	—	(120.1)
Scheduled debt retirements	—	(996.7)	—	(5.0)	—	(1,001.7)
Dividends paid	(299.2)	—	—	—	—	(299.2)
Proceeds from exercises of stock options	126.2	—	—	—	—	126.2
Excess tax benefit from stock equity plans	51.7	—	—	—	—	51.7
Minority interests’ contributions/(distributions), net	—	—	—	(20.0)	—	(20.0)
Other	—	(2.7)	(2.4)	(0.2)	—	(5.3)
Transfers from/(to) affiliates	55.9	(28.5)	(80.4)	53.0	—	—

Cash flows provided by/(used in) financing activities	(65.4)	426.8	(82.8)	(42.1)	—	236.5

Cash flows from discontinued operations
Cash flows from operating activities	—	—	88.9	—	—	88.9
Cash flows from investing activities	—	—	(0.2)	—	—	(0.2)

Cash flows provided by discontinued operations	—	—	88.7	—	—	88.7

Net increase/(decrease) in cash and cash equivalents	—	2.6	(118.3)	26.1	—	(89.6)
Cash and cash equivalents, beginning of period	—	12.6	471.4	315.6	—	799.6

Cash and cash equivalents, end of period	$—	$15.2	$353.1	$341.7	$—	$710.0

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2006

(in millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$61.2	$(705.6)	$887.4	$1,296.6	$—	$1,539.6

Cash flows from investing activities
Land, buildings, riverboats and equipment additions	—	(1,050.5)	(938.5)	(522.3)	—	(2,511.3)
Insurance proceeds for hurricane losses from asset recovery	—	—	299.6	—	—	299.6
Payments for businesses acquired, net of cash acquired	—	—	—	(562.5)	—	(562.5)
Purchase of minority interest in subsidiary	—	—	—	(2.3)	—	(2.3)
Investments in and advances to nonconsolidated affiliates	—	—	(0.9)	—	—	(0.9)
Proceeds from sales of discontinued operations	—	—	457.3	—	—	457.3
Proceeds from sale of long-term investments	—	49.4	—	—	—	49.4
Proceeds from other asset sales	—	43.3	3.3	0.5	—	47.1
(Decrease)/increase in construction payables	—	(7.3)	3.1	15.4	—	11.2
Other	—	(1.3)	(26.4)	(3.6)	—	(31.3)

Cash flows used in investing activities	—	(966.4)	(202.5)	(1,074.8)	—	(2,243.7)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	—	7,685.6	—	—	—	7,685.6
Repayments under lending agreements	—	(5,465.8)	—	—	—	(5,465.8)
Early extinguishment of debt	—	(1,195.0)	—	—	—	(1,195.0)
Premiums paid on early extinguishment of debt	—	(56.7)	—	—	—	(56.7)
Scheduled debt retirements	—	—	—	(5.0)	—	(5.0)
Losses on derivative instruments	—	(2.6)	—	—	—	(2.6)
Proceeds from exercises of stock options	66.3	—	—	—	—	66.3
Excess tax benefit from stock equity plans	21.3	—	—	—	—	21.3
Dividends paid	(282.7)	—	—	—	—	(282.7)
Minority interests’ contributions/(distributions), net	—	—	—	(1.9)	—	(1.9)
Other	—	3.5	(2.2)	—	—	1.3
Transfers from/(to) affiliates	133.9	693.8	(674.5)	(153.2)	—	—

Cash flows (used in)/provided by financing activities	(61.2)	1,662.8	(676.7)	(160.1)	—	764.8

Cash flows from discontinued operations
Cash flows from operating activities	—	—	19.3	—	—	19.3
Cash flows from investing activities	—	—	(4.8)	—	—	(4.8)

Cash flows provided by discontinued operations	—	—	14.5	—	—	14.5

Net (decrease)/increase in cash and cash equivalents	—	(9.2)	22.7	61.7	—	75.2
Cash and cash equivalents, beginning of period	—	21.8	448.7	253.9	—	724.4

Cash and cash equivalents, end of period	$—	$12.6	$471.4	$315.6	$—	$799.6

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2005

(in millions)

	HET (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by operating activities	$25.9	$89.1	$203.4	$276.8	$—	$595.2

Cash flows from investing activities
Land, buildings, riverboats and equipment additions	—	(171.5)	(739.7)	(238.3)	—	(1,149.5)
Insurance proceeds for hurricane losses from asset recovery	—	—	101.1	—	—	101.1
Payments for businesses acquired, net of cash acquired	—	(1,942.5)	—	—	—	(1,942.5)
Investments in and advances to nonconsolidated affiliates	—	—	(5.5)	—	—	(5.5)
Proceeds from sales of discontinued operations	—	—	605.6	43.9	—	649.5
Proceeds from sale of long-term investments	—	—	—	2.7	—	2.7
Proceeds from other asset sales	—	19.8	2.3	14.9	—	37.0
(Decrease)/increase in construction payables	—	9.6	33.9	(2.5)	—	41.0
Other	—	—	(19.0)	(3.9)	—	(22.9)

Cash flows used in investing activities	—	(2,084.6)	(21.3)	(183.2)	—	(2,289.1)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of issue costs	—	13,578.7	25.0	—	—	13,603.7
Repayments under lending agreements	—	(10,522.9)	—	—	—	(10,522.9)
Early extinguishment of debt	—	(690.5)	—	—	—	(690.5)
Premiums paid on early extinguishment of debt	—	(4.9)	—	—	—	(4.9)
Scheduled debt retirements	—	(300.0)	—	(7.5)	—	(307.5)
Losses on derivative instruments	—	(7.9)	—	—	—	(7.9)
Proceeds from exercises of stock options	106.7	—	—	—	—	106.7
Dividends paid	(208.2)	—	—	—	—	(208.2)
Minority interests’ contributions/(distributions), net	—	—	—	(12.2)	—	(12.2)
Other	—	2.0	(2.2)	—	—	(0.2)
Transfers from/(to) affiliates	75.6	(51.8)	(11.8)	(12.0)	—	—

Cash flows (used in)/provided by financing activities	(25.9)	2,002.7	11.0	(31.7)	—	1,956.1

Cash flows from discontinued operations
Cash flows from operating activities	—	—	(3.7)	—	—	(3.7)
Cash flows from investing activities	—	—	(23.1)	—	—	(23.1)

Cash flows provided by discontinued operations	—	—	(26.8)	—	—	(26.8)

Net increase in cash and cash equivalents	—	7.2	166.3	61.9	—	235.4
Cash and cash equivalents, beginning of period	—	14.6	282.4	192.0	—	489.0

Cash and cash equivalents, end of period	$—	$21.8	$448.7	$253.9	$—	$724.4

Note 18—Subsequent Event

On January 28, 2008, Harrah’s Entertainment was acquired by affiliates of Apollo/TPG in an all cash transaction, hereinafter referred to as “the Acquisition,” valued at approximately $30.9 billion, including the assumption of $12.4 billion of debt and approximately $1.2 billion of acquisition costs. Holders of Harrah’s Entertainment stock received $90.00 in cash for each outstanding share of common stock. As a result of the Acquisition, the issued and outstanding shares of non-voting common stock and the non-voting preferred stock of Harrah’s Entertainment are owned by entities affiliated with Apollo/TPG and certain co-investors and members of management, and the issued and outstanding shares of voting common stock of Harrah’s Entertainment are owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo/TPG. As a result of the Acquisition, our stock is no longer publicly traded.

The purchase price allocation process began in fourth quarter 2007 and will be completed within one year of the acquisition. Due to the timing of the closing of the Acquisition, it is not practicable to present a condensed balance sheet to disclose amounts assigned to major assets and liabilities. Values will be assigned to assets upon review of reports from third parties that we have engaged to perform valuation studies.

Note 19—Quarterly Results of Operations (Unaudited)

(In millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2007(1)

Revenues	$2,655.6	$2,701.7	$2,840.3	$2,627.5	$10,825.2
Income from operations	451.2	477.9	577.2	145.8	1,652.0
Income/(loss) from continuing operations	167.2	195.5	220.6	(56.1)	527.2
Net income/(loss)	185.3	237.5	244.4	(47.8)	619.4
Earnings/(loss) per share—basic(3)
From continuing operations	0.90	1.05	1.18	(0.30)	2.83
Net income/(loss)	1.00	1.28	1.31	(0.26)	3.33
Earnings/(loss) per share—diluted(3)
From continuing operations	0.88	1.03	1.16	(0.30)	2.77
Net income/(loss)	0.98	1.25	1.28	(0.26)	3.25
2006(2)

Revenues	$2,356.9	$2,373.9	$2,512.5	$2,430.6	$9,673.9
Income from operations	453.1	431.7	441.9	229.7	1,556.6
Income from continuing operations	177.6	128.7	178.3	39.4	523.9
Net income	182.4	128.6	177.2	47.6	535.8
Earnings per share—basic(3)
From continuing operations	0.97	0.70	0.97	0.21	2.85
Net income	1.00	0.70	0.96	0.26	2.91
Earnings per share—diluted(3)
From continuing operations	0.95	0.69	0.96	0.21	2.79
Net income	0.98	0.69	0.95	0.25	2.85

(1)	2007 includes the following:

(Income)/loss	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Pretax charges for
Project opening costs	$8.9	$8.3	$4.8	$3.4	$25.5
Insurance proceeds for hurricane losses	(18.7)	(37.0)	(61.1)	(13.4)	(130.3)
Impairment of intangible assets	—	—	—	169.6	169.6
Write-downs, reserves and recoveries	11.3	16.2	6.6	36.4	70.4
Acquisition and integration costs	4.0	3.5	0.7	5.1	13.4
After-tax write-downs, reserves and recoveries for discontinued operations	0.2	(0.1)	(1.1)	(1.4)	(2.4)
Insurance proceeds for hurricane losses, net of tax	(18.2)	(42.0)	(22.5)	(7.0)	(89.6)

(2)	2006 includes the following:

(Income)/loss	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Pretax charges for
Project opening costs	$4.5	$4.7	$5.7	$6.0	$20.9
Write-downs, reserves and recoveries	3.2	7.2	(1.3)	74.3	83.3
Acquisition and integration costs	13.4	6.4	3.9	13.3	37.0
After-tax write-downs, reserves and recoveries for discontinued operations	(0.2)	0.1	1.7	(1.5)	—

(3)	The sum of the quarterly per share amounts may not equal the annual amount reported, as per share amounts are computed independently for each quarter and for the full year.

Schedule II

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

(In millions)

Column A	Column B	Column C			Column D		Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions from Reserves		Balance at End of Period
YEAR ENDED DECEMBER 31, 2007
Allowance for doubtful accounts
Current	$94.7	$135.3	$—		$(103.8	)(a)	$126.2

Long-term	$0.3	$—	$—		$—		$0.3

Liability to sellers under acquisition agreement(b)	$2.0	$—	$—		$(0.2)		$1.8

YEAR ENDED DECEMBER 31, 2006
Allowance for doubtful accounts
Current	$111.8	$71.8	$—		$(88.9	)(a)	$94.7

Long-term	$0.3	$—	$—		$—		$0.3

Liability to sellers under acquisition agreement(b)	$3.6	$—	$—		$(1.6)		$2.0

YEAR ENDED DECEMBER 31, 2005
Allowance for doubtful accounts
Current	$48.6	$29.5	$75.8	(c)	$(42.1	)(a)	$111.8

Long-term	$—	$—	$0.3	(c)	$—		$0.3

Liability to sellers under acquisition agreement(b)	$23.6	$—	$—		$(20.0)		$3.6

Reserve for structural repairs(d)	$0.7	$—	$—		$(0.7)		$—

(a)	Uncollectible accounts written off, net of amounts recovered.

(b)	We acquired Players International, Inc., (“Players”) in March 2000. In 1995, Players acquired a hotel and land adjacent to its riverboat gaming facility in Lake Charles, Louisiana, for cash plus future payments to the seller based on the number of passengers boarding the riverboat casinos during a defined term. In accordance with the guidance provided by APB 16 regarding the recognition of liabilities assumed in a business combination accounted for as a purchase, Players estimated the net present value of the future payments to be made to the sellers and recorded that amount as a component of the total consideration paid to acquire these assets. Our recording of this liability in connection with the purchase price allocation process following the Players acquisition was originally reported in 2000. Our casino operations in Lake Charles sustained significant damage in late third quarter 2005 as a result of Hurricane Rita. As a result of hurricane damage, and upon the Company’s subsequent decision to scale back operations in Lake Charles and ultimately sell the property, the current and long-term portions of this obligation were written down in fourth quarter 2005; the credit is included in Discontinued operations on our Consolidated Statements of Income. We sold Harrah’s Lake Charles in fourth quarter 2006. Prior to the sale, the current and long-term portions of this obligation were included in Liabilities held for sale on our Consolidated Balance Sheets. The remaining long-term portion of this liability is included in Deferred credits and other on our Consolidated Balance Sheets; the current portion of this obligation is included in Accrued expenses on our Consolidated Balance Sheets.

(c)	2005 Charged to Other Accounts consists primarily of the balances acquired from our acquisition of Caesars Entertainment, Inc., on June 13, 2005.

(d)	During 2002, we discovered that water leaks had caused considerable damage to a hotel tower at our property in Reno, Nevada. Following an initial assessment of the extent of the damage, our design and construction department (assisted by third-party experts) estimated that the costs to repair the damage would total approximately $5 million.